UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Emerald Holding, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April [11], 2024

To the Stockholders of Emerald Holding, Inc.:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Emerald Holding, Inc., on May 21, 2024, at 1:00 p.m. (EDT) via live webcast. You will be able to attend the Annual Meeting online and submit your questions prior to or during the meeting by visiting meetnow.global/MRVW45L. You will also be able to vote your shares electronically during the live webcast of the Annual Meeting. To participate in the meeting, you will need your 15-digit control number included on your Notice of Internet Availability of the Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. For further information on how to participate in the meeting please see General Information, “How do I attend, vote and ask questions during the 2024 Annual Meeting?”

During the live webcast of the Annual Meeting, holders of our common stock and holders of outstanding shares, if any, of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock will be asked to vote on the following proposals: (i) the re-election of the two currently serving Class I directors to our Board of Directors, (ii) the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024, (iii) the approval of an amendment to the Charter to limit the liability of certain officers of the Company, as permitted by recent amendments to Delaware law; and (iv) the transaction of any other business that may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. Holders of our Series A Preferred Stock will also be asked to re-elect two Preferred Stock directors to our Board of Directors, so long as any shares of Series A Preferred Stock remain outstanding as of the date of the Annual Meeting. In the event that our Series A Preferred Stock shall have been converted prior to the date of the Annual Meeting as described in “Questions and Answers About the Proxy Materials and the Annual Meeting” and “Corporate Governance and Board Practices” in the attached proxy statement, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date. In that event, the individuals who would have stood for re-election as Preferred Stock directors will instead stand for election by holders of common stock. In addition, management will report on the progress of our business and respond to comments and questions of general interest to our stockholders.

Your vote is important to us. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting virtually. You may vote on the Internet, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. If you attend the meeting virtually, you may revoke your proxy, if you wish, and vote electronically.

Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet to all stockholders of record as of April 1, 2024. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, on or about April [11], 2024, we will begin sending a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and 2023 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online and includes instructions on how to request a printed set of the proxy materials.

We thank you for your continued support and interest in Emerald Holding, Inc.

Sincerely,

Hervé Sedky President and Chief Executive Officer

Emerald Holding, Inc.

100 Broadway, 14th Floor

New York, NY 10005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2024

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Emerald Holding, Inc., will be held virtually, via live webcast at www.meetnow.global/MRVW45L on May 21, 2024, at 1:00 p.m. (EDT), for the following purposes:

Holders of our common stock and holders of outstanding shares, if any, of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock will consider:

•
Proposal 1: The re-election of the two currently serving Class I directors to our Board of Directors to hold office until the 2027 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
•
Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;
•
Proposal 3: Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law;
•
Any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

In addition to Proposals 1 through 3 above, holders of outstanding shares, if any, of our Series A Preferred Stock will also be asked to re-elect two Preferred Stock directors to our Board of Directors to hold office until the 2025 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. In the event that our Series A Preferred Stock shall have been converted prior to the date of the Annual Meeting as described in “Questions and Answers About the Proxy Materials and the Annual Meeting” and “Corporate Governance and Board Practices” in the attached proxy statement, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date. In that event, the individuals who would have stood for re-election as Preferred Stock directors will instead stand for election by holders of common stock.

Holders of record of shares of our common stock and shares of our Series A Preferred Stock at the close of business on April 1, 2024 are entitled to receive notice of and to vote during the live webcast of the Annual Meeting and any adjournment or postponement thereof, so long as any shares of Series A Preferred Stock remain outstanding as of the date of the Annual Meeting.

A Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2023 Annual Report is being mailed on or about April [11], 2024 to all stockholders entitled to vote during the live webcast of the Annual Meeting.

By Order of the Board of Directors,

Tabisa Lane
Assistant Corporate Secretary

New York, NY
April [11], 2024

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Notice of Meeting, Proxy Statement, Proxy Card and our 2023 Annual Report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.envisionreports.com/EEX.

YOUR VOTE IS VERY IMPORTANT. PLEASE CAREFULLY READ THE ATTACHED PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR MAIL.

Emerald Holding, Inc.

TABLE OF CONTENTS

GENERAL INFORMATION	1

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS	1

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	3

BACKGROUND OF THE COMPANY	12

CORPORATE GOVERNANCE AND BOARD PRACTICES	13
Corporate Governance	13
Code of Business Conduct and Ethics	13
Board Composition	13
Board of Directors and Director Independence	14
Board Leadership Structure	15
Board Oversight of Risk Management	15
Director Selection Process	16
Board Self-Evaluation	16
Communications with the Board	16
Meetings of the Board and Committees	16
Executive Sessions of Non-Management Directors	17
Committees of the Board	17
Compensation Committee Interlocks and Insider Participation	19
Stock Ownership Guidelines	19
No Hedging or Pledging Policy	19

BOARD OF DIRECTORS AND MANAGEMENT	20

PROPOSAL 1 ELECTION OF CLASS I AND PREFERRED STOCK DIRECTORS	23

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT RELATED SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25

REPORT OF THE AUDIT COMMITTEE OF THE BOARD	26

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES	27

PROPOSAL 2 RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28

EXECUTIVE COMPENSATION	29

EXECUTIVE COMPENSATION TABLES	38
Securities Authorized For Issuance Under Equity Compensation Plans	54

PROPOSAL 3 APPROVAL OF AN Amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law	55

Security Ownership of Certain Beneficial Owners and Management	57
Delinquent Section 16(a) Reports	59

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	60
Policies and Procedures for Related Persons Transactions	60
Stockholders’ Agreement	60
Registration Rights Agreement	60
Other Relationships and Transactions	63

OTHER MATTERS	64
Incorporation by Reference	64
Access to Reports and Other Information	64
List of Company Stockholders	64
Other Matters That May Come Before the Annual Meeting	64

Appendix A Reconciliation of Non-GAAP Financial Information	A-1

Appendix B Amendment to the Company’s Amended and Restated Certificate of Incorporation	B-1

Emerald Holding, Inc.

100 Broadway, 14th Floor

New York, NY 10005

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2024

GENERAL INFORMATION

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of Emerald Holding, Inc., a Delaware corporation, of proxies to be voted at our 2024 Annual Meeting of Stockholders and at any reconvened meeting after an adjournment or postponement of the meeting (the “Annual Meeting”). We will hold the Annual Meeting virtually, via live webcast at www.meetnow.global/MRVW45L on May 21, 2024 at 1:00 p.m. (EDT). Unless the context otherwise requires, all references in this Proxy Statement to “Emerald”, “the Company”, “we”, “us”, and “our” refer to Emerald Holding, Inc., together with its consolidated subsidiaries.

Our mailing address and principal executive office is 100 Broadway, 14th Floor, New York, NY 10005. Our investor website is located at investor.emeraldx.com. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. We have saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with SEC rules. In accordance with these rules, on or about April 11, 2024, we will begin mailing to each of our stockholders a notice providing instructions on how to access our proxy materials and 2023 Annual Report on the Internet (the “Notice of Internet Availability of Proxy Materials”). The Notice of Internet Availability of Proxy Materials, which cannot itself be used to vote your shares, also provides instructions on how to vote online and includes instructions on how to request a paper copy of the proxy materials, if you so desire. The Notice of Internet Availability of Proxy Materials includes a control number that must be entered at the website provided on the notice in order to view the proxy materials. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement and 2023 Annual Report are available to you at www.envisionreports.com/EEX.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, holders of our common stock and holders of outstanding shares, if any, of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock will consider and vote upon:

•
Proposal 1: Re-election of the two currently serving Class I directors to our Board to hold office until the 2027 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
•
Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;
•
Proposal 3: Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law; and
•
Any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

In addition to Proposals 1 through 3 above, holders of our Series A Preferred Stock will also be asked to re-elect two Preferred Stock directors to our Board to hold office until the 2025 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. However, in the event that our Series A Preferred Stock shall have been converted prior to the date of the Annual Meeting and the individuals nominated for election as Preferred Stock directors are consequently no longer subject to re-election as Preferred Stock directors, there will be a contingent vote by holders of our common stock for the election of those individuals, one as a Class I director, and the other as a Class III director.

In order for Proposal 3 to be approved, Delaware law requires the affirmative vote of (A)(i) a majority of the outstanding shares of our common stock and (ii) the outstanding shares of our Series A Preferred Stock, each voting as a separate class, and (B) a majority of the outstanding shares of our common stock and the outstanding shares of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock. In the event that our Series A Preferred Stock shall have been converted prior to the date of the Annual Meeting as described in “Questions and Answers About the Proxy Materials and the Annual Meeting” and “Corporate Governance and Board Practices”, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date.

BOARD VOTING RECOMMENDATIONS

Proposals		Board Recommendation
Proposal 1	Election of Class I Directors and Preferred Stock Directors; Contingent Election of Additional Class I and Class III Directors	FOR
Proposal 2	Ratification of the Selection of Our Independent Registered Public Accounting Firm	FOR
Proposal 3	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law	FOR

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares during the live webcast of the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted during the live webcast of the Annual Meeting in accordance with the stockholder’s specific voting instructions.

Why am I receiving these materials?

You are receiving these materials because at the close of business on April 1, 2024 (the “Record Date”), you owned shares of the Company’s common stock, $0.01 par value per share, or Series A Preferred Stock, $0.01 par value per share. All stockholders of record on the Record Date are entitled to attend and vote during the live webcast of the Annual Meeting.

How many votes do I have?

Common Stock

Each share of our common stock is entitled to vote during the live webcast of the Annual Meeting. As of the Record Date, we had [62,915,366] shares of common stock outstanding. With respect to all of the matters submitted for vote to holders of common stock during the live webcast of the Annual Meeting, each share of common stock is entitled to one vote. Holders of common stock will not be entitled to vote for the re-election of our Preferred Stock directors. However, in the event that our Series A Preferred Stock shall have been converted prior to the date of the Annual Meeting and the individuals nominated for election as Preferred Stock directors are consequently no longer subject to re-election as Preferred Stock directors, there will be a contingent vote by holders of our common stock for the election of those individuals, one as a Class I director, and the other as a Class III director.

Series A Preferred Stock

Each share of our Series A Preferred Stock is entitled to vote during the live webcast of the Annual Meeting. As of the Record Date, we had [71,402,907] shares of Series A Preferred Stock outstanding. With respect to the re-election of our Preferred Stock directors, each share of Series A Preferred Stock is entitled to one vote. With respect to the remaining matters submitted for vote during the live webcast of the Annual Meeting, each holder of Series A Preferred Stock is entitled to a number of votes on such matter equal to the number of votes such holder would have been entitled to cast if such holder were the holder of record, as of the Record Date, of a number of shares of common stock equal to the whole number of shares of common stock that would be issuable upon conversion of such Series A Preferred Stock assuming such Series A Preferred Stock were converted to common stock on the Record Date. As of the Record Date, each share of Series A Preferred Stock outstanding is convertible into [1.59] shares of our common stock.

In the event that our Series A Preferred Stock shall have been converted prior to the date of the Annual Meeting as described in this Proxy Statement, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date. In that event, the individuals who would have stood for re-election as Preferred Stock directors will instead stand for election by holders of common stock.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders, lowers the Company’s costs and is more environmentally friendly. All stockholders will have the ability to access the proxy materials over the Internet, or request a printed set of the proxy materials, if desired, at www.envisionreports.com/EEX. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for Class I and Preferred Stock directors and the other matters to be voted on during the live webcast of the Annual Meeting. It also explains the voting process and requirements; describes the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (each, an “NEO”, and collectively referred to as our “NEOs”); describes the compensation of our directors; and provides certain other information required by SEC rules.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of the Company’s common stock that you hold as a stockholder of record and one proxy card for all the shares of the Series A Preferred Stock that you hold as a stockholder of record.

If you hold your shares in street name, you will receive voting instructions for each account you have with a broker, bank or other nominee.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Proposal	How may I vote?	How does the Board recommend that I vote?
1.

Re-election of Class I directors:

All stockholders: The re-election of the two currently serving Class I director nominees identified in this Proxy Statement, each for a three-year term or until their respective successors are duly elected and qualified.

All stockholders: You may (i) vote FOR the re-election of both Class I director nominees named herein; (ii) WITHHOLD authority to vote for both Class I director nominees; or (iii) vote FOR the re-election of one Class I director nominee other than any nominee and specifically WITHHOLD your vote for the other director nominee by indicating in the space provided on the proxy.

All stockholders: The Board recommends that you vote FOR both of the Class I director nominees.

Holders of Series A Preferred Stock only: The re-election of the two Preferred Stock director nominees identified in this Proxy Statement, each for a one-year term or until their respective successors are duly elected and qualified.

Holders of Series A Preferred Stock only: You may (i) vote FOR the re-election of both Preferred Stock director nominees named herein; (ii) WITHHOLD authority to vote for both Preferred Stock director nominees; or (iii) vote FOR the re-election of a Preferred Stock director nominee and specifically WITHHOLD your vote for the other director nominee by indicating in the space provided on the proxy.

Holders of Series A Preferred Stock only: The Board recommends that you vote FOR both of the Preferred Stock director nominees.

Holders of Common Stock only (Contingent Director Election): The election of one Class I and one Class III director nominees, as identified in this Proxy Statement, until their respective successors are duly elected and qualified.

You may (i) vote FOR the election of both director nominees named herein; (ii) WITHHOLD authority to vote for both director nominees; or (iii) vote FOR the election of a director nominee and specifically WITHHOLD your vote for the other director nominee by indicating in the space provided on the proxy.

The Board recommends that you vote FOR the contingent election of both of the director nominees. Note that this vote will be of no effect if the shares of our Series A Preferred Stock remain outstanding as of the date of the Annual Meeting.

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.

You may vote FOR or AGAINST the vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, or you may indicate that you wish to ABSTAIN from voting on the matter.

The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

3.

The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law.

You may vote FOR or AGAINST the vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law, or you may indicate that you wish to ABSTAIN from voting on the matter.

The Board recommends that you vote FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law.

Pursuant to the Certificate of Designations for the Series A Preferred Stock, the Company has the right to cause the conversion of all of the outstanding Series A Preferred Stock (the “Mandatory Conversion Right”), provided that the last reported sale price per share on the New York Stock Exchange exceeds $6.16 on twenty consecutive trading days ending on, and including, the trading day immediately before the date on which the Company gives notice of such Mandatory Conversion Right. On February 12, 2024, members of the Company’s Board representing a majority of the directors who are not employed by the Company and who are unaffiliated with, and otherwise independent of, Onex Partners V and its affiliates, voted to authorize the mandatory conversion of all outstanding shares of Series A Preferred Stock on the earliest date of such occurrence (the “Conversion Date”). There can be no assurance as to when this condition will be met, if at all. However, it is possible the Conversion Date may occur between the Record Date and the date of the Annual Meeting. In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date. In that event, the individuals who would have stood for re-election as Preferred Stock directors will instead stand for election by holders of common stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the “stockholder of record” with respect to those shares. The Notice of Internet Availability of Proxy Materials will be sent directly to stockholders of record beginning on or about April 11, 2024.

If your shares are held with a broker or in an account at a bank, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice of Internet Availability of Proxy Materials would have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares.

As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card you received. You will not be able to vote these shares directly unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

•
Call the toll-free number shown on the proxy card;
•
Vote on the Internet on the website shown on the proxy card;
•
Mark, sign, date and return the enclosed proxy card in the postage-paid envelope; or
•
Vote electronically during the live webcast of the Annual Meeting.

Please note that you cannot vote by marking up the Notice of Internet Availability of the Proxy Materials and mailing that Notice back. Any votes returned in that manner will not be counted.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote. You may vote as far in advance of the Annual Meeting as you choose. Returning the proxy card or voting by telephone or online will not affect your right to attend the live webcast of the Annual Meeting and vote electronically.

How do I vote if I am a beneficial owner?

As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the instructions that your broker, bank or other nominee sent to you. You will receive, or be provided access to, proxy materials and voting instructions for each account that you have with a broker, bank or other nominee. As a beneficial owner, if you wish to change the directions that you have provided your broker, bank or other nominee, you should follow the instructions that your broker, bank or other nominee sent to you.

As a beneficial owner, you are also invited to attend the Annual Meeting provided that you register in advance as described in the answer to the question “How do I register to attend the Annual Meeting virtually on the Internet?” below. However, since you are not a stockholder of record, you may not vote your shares electronically during the live webcast of the meeting unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

How can I attend the Annual Meeting, vote my shares and submit questions?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting and submit your questions prior to or during the Annual Meeting, please visit www.meetnow.global/MRVW45L. The virtual meeting will afford stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting, which will be posted to our investor relations website, https://investor.emeraldx.com and will be available on www.meetnow.global/MRVW45L during the Annual Meeting. To participate in the Annual Meeting or to submit questions in advance of the meeting, you will need the 15-digit control number included on your Notice of Internet Availability of the Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Shares held in your name as the stockholder of record may be voted electronically during the live webcast of the Annual Meeting.

Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the live webcast of the Annual Meeting provided that you obtain a signed legal proxy from your broker, bank or other nominee, which will give you the right to vote the shares as described in the answer to the question “How do I vote if I am a beneficial owner?” above.

Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 1:00 p.m. (EDT). We encourage you to access the meeting prior to the start time leaving ample time for check in. Please follow the registration instructions as outlined in this Proxy Statement.

How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you are a beneficial owner, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Emerald Holding, Inc. holdings along with your name and email address to Computershare. Requests for registration should be directed to:

Proxy Services

C/O Computershare Investor Services

P.O. Box 43101

Providence, RI 02940-5067

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (EDT), on May 19, 2024.

You will receive confirmation of your registration by email after we receive your registration materials.

Why is the Annual Meeting only virtual?

We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and the Company. Hosting a virtual meeting will provide easy access for stockholders and facilitate participation since stockholders can participate from any location around the world.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•
written notice of revocation to our Deputy General Counsel and Assistant Corporate Secretary at 100 Broadway, 14th Floor, New York, NY 10005;
•
timely delivery of a valid, later-dated proxy or a later-dated online vote or vote by telephone; or
•
virtually attending the Annual Meeting and voting electronically.

If you are a beneficial owner of shares but not the stockholder of record, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote electronically during the live webcast of the Annual Meeting if you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares as described in the answer to the question “How do I vote if I am a beneficial owner?” above.

All shares represented by valid proxies received and not revoked will be voted during the live webcast of the Annual Meeting in accordance with the stockholder’s specific voting instructions.

What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

The proxy materials, including the proxy card, are being solicited on behalf of the Board. The Company representatives appointed by the Board (the persons named on the proxy card, or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

•
FOR the re-election of all of the Class I and/or Preferred Stock director nominees, as applicable; and, in the event that the Conversion Date occurs prior to the date of the Annual Meeting, in the case of holders of common stock, FOR the contingent election of Lynda Clarizio as a Class I director and David Levin as a Class III director;
•
FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024; and
•
FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law.

What votes need to be present to hold the Annual Meeting?

Under our Second Amended and Restated Bylaws, (a) with respect to all proposals except for the election of the Preferred Stock nominees, the presence, in person or by proxy, of the holders of a majority of the total voting power of the outstanding shares of our common stock and Series A Preferred Stock, voting on an as-converted basis as a single class with holders of our common stock, will constitute a quorum for purposes of this class vote and (b) with respect to the election of the Preferred Stock nominees, the presence, in person or by proxy, of the holders of a majority of the total voting power of the outstanding shares of our Series A Preferred Stock will constitute a quorum for purposes of this class vote. As of the Record Date, each share of Series A Preferred Stock outstanding is convertible into [1.59] shares of our common stock. In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained. The shares present virtually during the Annual Meeting will be considered shares represented in person at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be treated as present for purposes of determining the presence of a quorum.

How are votes counted?

In the re-election of the two currently serving Class I and Preferred Stock directors, and in the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting and those individuals are no longer subject to re-election as Preferred Stock directors, the contingent vote by holders of common stock for the election of Lynda Clarizio as a Class I director and David Levin] as a Class III director, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your shares will not be considered to have been voted for or against the nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date.

What is the effect of broker non-votes?

Under the rules of the New York Stock Exchange, if you are a beneficial owner, your broker, bank or other nominee only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is a “routine” matter, and as a result, your broker, bank or other nominee will be permitted to vote your shares on that proposal during the live webcast of the Annual Meeting regardless of whether you provide proper instructions. The absence of a vote on a non-routine matter is referred to as a broker non-vote. Broker non-votes will have no effect on the results of Proposal 1 regarding the re-election of Class I and Preferred Stock directors. There will be no broker non-votes with respect to Proposal 2 ratifying the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024, and this is a routine matter. Broker non-votes will have the same effect as a vote “AGAINST” Proposal 3 regarding the approval of an amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law, as Delaware law requires that this proposal be approved by the affirmative vote of (A)(i) a majority of the outstanding shares of our common stock and (ii) the outstanding shares of our Series A Preferred Stock, each voting as a separate class, and (B) a majority of the outstanding shares of our common stock and the outstanding shares of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock. If a stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal		Voting Requirement
1.

All stockholders: The re-election of the two currently serving Class I nominees identified in this Proxy Statement each for a three-year term or until their respective successors are duly elected and qualified.

Holders of Series A Preferred Stock only: The re-election of the two Preferred Stock director nominees identified in this Proxy Statement each for a one-year term or until their respective successors are duly elected and qualified.

Holders of Common Stock only (Contingent Director Election): The election of Lynda Clarizio as a Class I director and David Levin as a Class III director, as identified in this Proxy Statement, until their respective successors are duly elected and qualified.

Each Class I director must be elected by a plurality of the votes cast by holders of our common stock and holders of outstanding shares, if any, of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock.

Each Preferred Stock director must be elected by a plurality of the votes cast by holders of our Series A Preferred Stock.

A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors of the applicable class to be elected at the Annual Meeting.

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.

This proposal must be approved by a majority of the votes cast by the holders of our common stock and holders of our Series A Preferred Stock (to the extent outstanding as of the Annual Meeting) voting on an as-converted basis as a single class with holders of our common stock virtually present or by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.”

Proposal	Voting Requirement
3.

The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law.

Pursuant to Delaware law, this proposal must be approved by the affirmative vote of (A)(i) a majority of the outstanding shares of our common stock and (ii) the outstanding shares of our Series A Preferred Stock (to the extent outstanding as of the Annual Meeting), each voting as a separate class, and (B) a majority of the outstanding shares of our common stock and the outstanding shares of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock. If a stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.”

Other matters that may properly come before the Annual Meeting may require more than a majority vote under our Second Amended and Restated Bylaws, our Amended and Restated Certificate of Incorporation (including the Certificate of Designations for the Series A Preferred Stock), and the laws of Delaware or other applicable laws.

Who will count the votes?

A representative of Computershare will act as the inspector of elections and count the votes.

Where can I find the voting results?

We will announce the preliminary voting results during the live webcast of the Annual Meeting. We will also publish voting results in a current report on Form 8-K that we will file with the SEC within four business days of the Annual Meeting. If on the date of this Form 8-K filing the inspector of elections for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Who will pay the costs of soliciting these proxies?

We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2023 Annual Report and proxy card with postage-paid envelope), as applicable, and any additional information furnished to stockholders. Computershare will assist us in distribution of the proxy materials and will provide voting and tabulation services for the Annual Meeting. We may reimburse banks, brokers, custodians and nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.

Are you “householding” for stockholders sharing the same address?

The SEC’s rules permit us to deliver a single copy of the Notice of Internet Availability of Proxy Materials to an address that two or more stockholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2023 Annual Report and proxy card with postage-paid envelope), as applicable, to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. If printed copies of proxy materials are requested, we will still send each stockholder an individual proxy card.

If you did not receive an individual copy of the Notice of Internet Availability of Proxy Materials, we will send a copy to you if you contact us at 100 Broadway, 14th Floor, New York, NY 10005, Attention: Deputy General Counsel and Assistant Corporate Secretary, or by telephone at 949-226-5700. If you and other residents at your address have been receiving multiple copies of the Notice of Internet Availability of Proxy Materials, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

What is the deadline for stockholders to propose actions for consideration at the 2025 Annual Meeting of Stockholders?

Stockholders who wish to nominate persons for election to our Board or propose other matters to be considered at our 2025 Annual Meeting of Stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our Second Amended and Restated Bylaws, not earlier than January 21, 2025, which is the 120th day before the first anniversary of the 2024 Annual Meeting of Stockholders, and not later than 5:00 P.M. EDT on February 20, 2025, which is the 90th day before the first anniversary of the 2024 Annual Meeting of Stockholders, as set forth in the Second Amended and Restated Bylaws. Stockholders are advised to review our Second Amended and Restated Bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our Deputy General Counsel and Assistant Corporate Secretary at 100 Broadway, 14th Floor, New York, NY 10005. The requirements for advance notice of stockholder proposals under our Second Amended and Restated Bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our Second Amended and Restated Bylaws and other applicable requirements.

December 12, 2024, which is 120 days before the first anniversary of the date of our Proxy Statement released to stockholders in connection with the 2024 Annual Meeting of Stockholders, is the deadline for stockholders to submit proposals to be included in our 2024 Proxy Statement under Rule 14a-8 under the Exchange Act. However, if the date of the 2024 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our Proxy Statement for the 2025 Annual Meeting of Stockholders. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our Deputy General Counsel and Assistant Corporate Secretary at 100 Broadway, 14th Floor, New York, NY 10005. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of Company voting stock, please contact our transfer agent at:

Computershare Trust Company, N.A.

By Regular Mail:	Overnight:

Computershare Investor Services P.O. Box 43078 Providence, RI 02940-3078	Computershare Investor Services 150 Royall Street, Suite 101 Canton, MA 02021

BACKGROUND OF THE COMPANY

Emerald is a leading operator of business-to-business trade shows in the United States. Leveraging our shows as key market-driven platforms, we combine our events with effective industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. Emerald strives to build its customers’ businesses by creating opportunities that deliver tangible results.

All of our trade show franchises typically hold market-leading positions within their respective industry verticals, with significant brand value established over a long period of time. Each of our shows is scheduled to stage at least annually, with certain franchises offering multiple editions per year. As our shows are frequently the largest and most well attended in their respective industry, we are able to attract high-quality attendees, including those who have the authority to make purchasing decisions on the spot or subsequent to the show. The participation of these attendees makes our trade shows “must-attend” events for our exhibitors, further reinforcing the leading positions of our trade shows within their respective industry verticals. Our attendees use our shows to fulfill procurement needs, source new suppliers, reconnect with existing suppliers, identify trends, learn about new products and network with industry peers, which we believe are factors that make our shows difficult to replace with non-face-to-face events. Our portfolio of trade shows is well-balanced and diversified across both industry sectors and customers.

In addition to organizing our trade shows, conferences and other events, we also operate content and content-marketing websites, related digital products, and produce publications, each of which is aligned with a specific sector for which we organize an event. We also offer business-to-business commerce and digital merchandising solutions, serving the needs of manufacturers and retailers, through our recently acquired Elastic Suite and Bulletin platforms. In addition to their respective revenues, these products complement our live events and provide our exhibitors and attendees with year-round channels of customer acquisition and development.

As of April 1, 2024, certain investment funds managed by an affiliate of Onex Corporation (such funds, collectively, “Onex”) owned 47,058,332 shares of our common stock, representing [74.8%] of our outstanding common stock. In addition, as of April 1, 2024, Onex owned 69,718,919 shares of our Series A Preferred Stock, which combined with its common stock holdings represents [183,697,428] shares of our common stock on an as-converted basis, after accounting for the accumulated accreting return at a rate per annum equal to 7% on the accreted liquidation preference and paid in-kind. The issuance of our common stock upon conversion of our Series A Preferred Stock will result in immediate dilution to existing holders of our common stock, which dilution could be substantial. Onex’s beneficial ownership of our common stock, on an as-converted basis, is approximately [90.5%]. As a result, we are a “controlled company,” a company of which more than 50% of the combined voting power is held by an individual, a group or another company, within the meaning of the New York Stock Exchange corporate governance standards.

CORPORATE GOVERNANCE AND BOARD PRACTICES

Corporate Governance

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefits of our stockholders. We regularly review, analyze and revise our corporate governance policies and practices taking into account the most recent SEC corporate governance rules and regulations as well as the corporate governance listing standards of the New York Stock Exchange, the stock exchange on which our common stock is listed.

We have adopted our Corporate Governance Guidelines and other practices, which provide a framework for the governance of the Company as a whole and describe the principles and practices that the Board follows in carrying out its responsibilities, including to serve the best interests of all of our stockholders. Our Corporate Governance Guidelines address, among other things:

•
the composition, structure and qualifications of the Board to ensure the Board has a broad range of skills, experience, industry expertise and diversity of views;
•
expectations and responsibilities of directors;
•
management succession planning;
•
annual Board self-assessments to assess Board performance and diversity of opinions;
•
principles of Board compensation and stock ownership;
•
regular executive sessions of independent directors; and
•
communications with stockholders and non-management directors.

Our Corporate Governance Guidelines set forth our practices and policies with respect to meetings of the Board and Board committees, selection of the Executive Chairman and Chief Executive Officer and Board self-evaluation requirements. The full text of our Corporate Governance Guidelines may be viewed on our corporate website at http://www.emeraldx.com under “Investors—Corporate Governance.” Our Corporate Governance Guidelines are regularly reviewed by the Nominating and Corporate Governance Committee to ensure that they effectively promote the best interests of both the Company and the Company’s stockholders and that they comply with all applicable laws, regulations and New York Stock Exchange requirements.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics addresses conflicts of interest, disclosure obligations, legal compliance, confidentiality, protection and proper use of Company assets, fair dealing and health and safety, among other topics. The Code of Business Conduct and Ethics is available on our website at http://www.emeraldx.com under “Investors—Corporate Governance.” In addition, a copy may be obtained by writing to Emerald Holding, Inc., 100 Broadway, 14th Floor, New York, NY 10005; Attention: Assistant Corporate Secretary or by telephone at 949-226-5700. In the event that we amend or waive certain provisions of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer in a manner that requires disclosure under applicable SEC rules, we will disclose the same on our website.

Board Composition

Our Board consists of nine directors, currently comprising seven common stock directors, divided among three classes with staggered three-year terms, and two Preferred Stock directors, who each serve one-year terms. In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date, including the election of any Preferred Stock directors. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting (in the case of common stock directors) or the next annual meeting (in the case of Preferred Stock directors) following such election or until their successors have been duly elected and qualified, subject to the director’s earlier death or resignation or removal.

Our common stock directors are divided among the three classes as follows:

•
the Class I directors are Anthony Munk and Hervé Sedky, whose terms will expire at this Annual Meeting. If re-elected, Mr. Munk and Mr. Sedky’s terms will expire at the Annual Meeting of Stockholders to be held in 2027;
•
the Class II directors are Kosty Gilis, Todd Hyatt and Lisa Klinger, whose terms will expire at the Annual Meeting of Stockholders to be held in 2025; and
•
the Class III directors are Michael Alicea and Emmanuelle Skala, whose terms will expire at the Annual Meeting of Stockholders to be held in 2026.

The Preferred Stock directors are Lynda Clarizio and David Levin, whose terms expire at this Annual Meeting of Stockholders and, if re-elected as Preferred Stock directors, will expire at the Annual Meeting of Stockholders to be held in 2025. In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date, including the election of any Preferred Stock directors. Instead, holders of our common stock will vote on a contingent basis for the election of Lynda Clarizio as a Class I director and David Levin as a Class III director.

We expect that additional directorships resulting from an increase in the number of common stock directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors on the Board.

Board of Directors and Director Independence

Controlled Company

Onex owns the majority of our outstanding common stock and Series A Preferred Stock. As a result, we are a “controlled company” within the meaning of the rules of the New York Stock Exchange. Under these rules, a “controlled company” is not subject to certain corporate governance requirements, including:

•
the requirement that a majority of our Board consist of independent directors;
•
the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•
the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•
the requirement for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

Although we are a controlled company, our Board currently consists of a majority of independent directors and we have a fully independent Audit Committee. Our Compensation Committee is composed of 3 out of 4 independent directors and is also subject to annual performance evaluations. Our Nominating and Corporate Governance Committee has 1 independent director of its 2 members, and while this committee is not subject to annual evaluations, most actions taken by this Committee are also approved by the full Board.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and New York Stock Exchange listing standards, a director is not independent unless our Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current New York Stock Exchange corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the New York Stock Exchange independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has reviewed and considered the relationships of each member of the Board with our Company and its affiliates and affirmatively determined that each of Michael Alicea, Lynda Clarizio, Todd Hyatt, Lisa Klinger, David Levin, and Emmanuelle Skala is an independent director under the rules of the New York Stock Exchange and an independent director as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. Of our remaining directors, Kosty Gilis and Anthony Munk are not independent because of their affiliations with Onex, and Hervé Sedky is not independent because of his role as President and Chief Executive Officer of Emerald.

Board Leadership Structure

Our Board has decided to separate the roles of Chief Executive Officer and Chairman of the Board. These positions are currently held by Hervé Sedky, as our Chief Executive Officer, and Kosty Gilis, as the Chairman of the Board. We believe this leadership structure is appropriate for our company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman of the Board provides guidance to the Chief Executive Officer, chairs Board meetings and provides information to the members of our Board in advance of such meetings. In addition, separating the roles of Chief Executive Officer and Chairman allows the Chairman to provide oversight of our management.

Our Board does not currently have a designated lead Independent Director; however, all of our independent directors have direct access to members of senior management. We believe our six independent directors are experienced, objective, and well-equipped to exercise oversight over senior management and represent the interests of our stockholders. We are aware of the potential conflicts that may arise when a non-independent director is Chairman of the Board, but we believe these potential conflicts are offset by our strong corporate governance practices, including the fact that the Board consists of a majority of independent directors.

Board Oversight of Risk Management

Management is responsible for the day-to-day assessment and management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. Our Board administers its risk oversight function primarily through the Audit Committee, including oversight of cybersecurity risks and compliance with new privacy rules and regulations. To that end, our Audit Committee meets at least quarterly with our Chief Financial Officer and our independent registered public accounting firm where it receives regular updates regarding our management’s assessment of risk exposures including liquidity, credit and operational risks and the process in place to monitor and control such risks. They also review results of operations, financial reporting, and assessments of internal controls over financial reporting. In addition, management also periodically attends Board and committee meetings to discuss the risk management process directly with the Board including discussion of non-financial risks such as cybersecurity, privacy, environmental, social (e.g., human capital management) and other operational risks. The Compensation Committee, with the assistance from time to time of an independent compensation consultant, reviews the level of risk incentivized by the Company’s executive compensation program as well as incentive programs below the executive officer level. Based on this assessment and the executive compensation program’s emphasis on long-term performance, its close connection to Company-wide and brand performance and its equity-based component designed to align the executive officers’ compensation with the Company’s long-term strategy and growth, the Compensation Committee determined that our executive compensation program does not create incentives for excessive risk-taking that are reasonably likely to have a material adverse effect on the Company. Our Board believes that its administration of risk management has not affected the Board’s leadership structure.

In addition, the Chief Executive Officer’s collaboration with the Board allows Mr. Sedky to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. Mr. Sedky is available to the Board to address any questions from other directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

Director Selection Process

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate makeup of individuals that will result in a Board that is diverse in knowledge, competencies, and experiences. The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director nominees and recommending to the Board those candidates to be nominated for election to the Board. The Nominating and Corporate Governance Committee believes the most effective Board is one that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience relevant to our business. As a result, the Nominating and Corporate Governance Committee considers all factors it deems appropriate, which includes, among others (i) ensuring that the Board, as a whole, is appropriately diverse and the extent to which a candidate would fill a present need on the Board, (ii) the Board’s size and composition, (iii) our corporate governance policies and any applicable laws, (iv) individual director performance, expertise, relevant business and financial experience, integrity and willingness to serve actively, (v) the number of other public and private company boards on which a director candidate serves and (vi) consideration of director nominees properly proposed by stockholders in accordance with our Second Amended and Restated Bylaws. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although the Company does not have a formal policy with respect to diversity, as a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Annually, all incumbent directors complete questionnaires to update and confirm their background, experience and skills and to identify any potential conflicts of interest. The Board believes that its current constitution, including three women, multiple directors with international backgrounds, and an overall strong balance of diverse business and financial experience, has an appropriately diverse composition. Moreover, the Board continuously seeks ways to expand the diversity of viewpoints and backgrounds on our Board and at our Company. Stockholders may also nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s Second Amended and Restated Bylaws, whose qualifications the Nominating and Corporate Governance Committee will consider in the same manner as other nominees.

Board Self-Evaluation

Our Corporate Governance Guidelines provide that the Board, acting through the Nominating and Corporate Governance Committee, conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The Board’s self-evaluation helps determine whether the directors feel they have the tools and access necessary to perform their oversight, and also solicits suggestions from directors for areas of improvement in the Board’s functioning. In addition, our Corporate Governance Guidelines provide that each committee conduct a self-evaluation at least annually and compare its performance to the requirements of its charter.

Communications with the Board

The Board has adopted policies designed to allow our stockholders and other interested parties to communicate with our directors. Any interested parties wishing to communicate with, or otherwise make his or her concerns known directly to the Board or chairperson of any of the Audit, Compensation and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Assistant Corporate Secretary of the Company, 100 Broadway, 14th Floor, New York, NY 10005, Attention: Assistant Corporate Secretary. The Assistant Corporate Secretary will forward such communications to the appropriate party as soon as practicable.

Meetings of the Board and Committees

During the year ended December 31, 2023, the Board held five meetings. In addition, the Board held additional informal discussions. All of the directors who served during the year ended December 31, 2023 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure. Directors are expected to make best efforts to attend all Board meetings, all meetings of the committee or committees of the Board of which they are a member and the Annual Meeting of Stockholders. Attendance by telephone or videoconference is deemed attendance at a meeting. All nine of the Board members attended the 2023 Annual Meeting of Stockholders.

Pursuant to our Corporate Governance Guidelines, our Board currently plans to hold at least four meetings each year, with additional meetings to occur (or action to be taken by unanimous consent, either in writing or by electronic transmission) at the discretion of the Board.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, in order to ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of management present. The non-management directors may specify the procedure to designate the director who may preside at any such executive session.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are described below. Members will serve on committees until their resignation or until otherwise determined by our Board.

As permitted by the New York Stock Exchange listing standards, because we qualify as a “controlled company”, our Compensation Committee and our Nominating and Corporate Governance Committee are currently not composed entirely of independent directors. Our Board has determined that each of Michael Alicea, Lynda Clarizio, Todd Hyatt, Lisa Klinger, David Levin, and Emmanuelle Skala is an independent director under the rules of the New York Stock Exchange and an independent director as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. Each committee operates pursuant to a written charter, each of which is available on the investor relations section of our website at http://www.emeraldx.com under “Investors—Corporate Governance.” In addition, copies may be obtained by writing to Emerald Holding, Inc., 100 Broadway, 14th Floor, New York, NY 10005; Attention: Assistant Corporate Secretary or by telephone at 949-226-5700.

The following table shows the membership of each committee of our Board, and the number of meetings held by each committee, during the year ended December 31, 2023.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael Alicea	✓	Chair
Lynda Clarizio		✓
Konstantin (Kosty) Gilis		✓	✓
Todd Hyatt	✓
Lisa Klinger	Chair
David Levin
Anthony Munk
Emmanuelle Skala		✓	Chair
Number of 2023 Committee Meetings	5(1)	4	1(2)

(1)
In addition, the Audit Committee also held additional informal discussions.
(2)
Includes the Nominating and Corporate Governance Committee acting via unanimous written consent on one occasion.

Audit Committee

Currently, the members of the Audit Committee are Lisa Klinger, as Chairperson, Michael Alicea and Todd Hyatt, each of whom have been determined by the Board to qualify as “independent” under Rule 10A-3 and the New York Stock Exchange listing rules, and “financially literate” under the New York Stock Exchange listing rules. The Board has determined that each of Ms. Klinger and Mr. Hyatt qualify as an “audit committee financial expert” within the meaning of regulations adopted by the SEC. The Audit Committee recommends the annual appointment and reviews the independence of our independent registered public accounting firm and reviews the scope of audit and non-audit assignments and related fees and the results of the annual audit. In addition, the Audit Committee reviews and assesses the accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions and investigations into matters related to audit functions and recommends to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K. The Audit Committee also prepares any report of the Audit Committee required by rules and regulations of the SEC for inclusion in our Proxy Statement and reviews and approves related party transactions. The Audit Committee is also responsible for overseeing risk management on behalf of our Board, including cybersecurity and compliance with privacy regulations.

Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls, auditing and other matters may be submitted to the Audit Committee. This procedure is described under “Corporate Governance and Board Practices — Communications with the Board.” Any employee who has a concern with respect to our accounting, internal accounting controls, auditing issues or other matters may, in a confidential or anonymous manner, communicate those concerns to the Audit Committee by contacting our Whistleblower Hotline, which is operated by a third-party service provider, at 1-855- MRLDXPO (1-855-675-3976).

The charter of the Audit Committee permits the committee to, in its discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate. The text of our Audit Committee charter is available on our website at http://www.emeraldx.com under “Investors—Corporate Governance.” A copy may be obtained by writing to our Assistant Corporate Secretary at 100 Broadway, 14th Floor, New York, NY 10005 or by telephone at 949-226-5700.

Compensation Committee

Currently, the members of the compensation committee are Michael Alicea, as Chairman, Lynda Clarizio, Kosty Gilis, and Emmanuelle Skala. The principal responsibilities of the Compensation Committee are to review and approve matters involving executive and director compensation, oversee and recommend changes in employee benefit programs, authorize equity and other incentive arrangements and authorize our company to enter into employment and other employee-related agreements. Because we are a “controlled company” within the meaning of the New York Stock Exchange listing standards, our Compensation Committee is not yet required to be composed entirely of independent directors, but is currently comprised of 3 out of 4 independent directors, with Mr. Gilis not being considered independent because he is a managing director of Onex, our controlling stockholder.

The charter of the Compensation Committee permits the committee to, in its discretion, delegate its duties and responsibilities to a subcommittee of the Compensation Committee as it deems appropriate and to the extent permitted by applicable law. All proposed delegations of duties must be adopted by a resolution of the Compensation Committee and reviewed for compliance with the corporate governance standards of the New York Stock Exchange, the rules and regulations of the SEC and Delaware corporate law. The text of our Compensation Committee charter is available on our website at http://www.emeraldx.com under “Investors—Corporate Governance.” A copy may be obtained by writing to our Assistant Corporate Secretary at 100 Broadway, 14th Floor, New York, NY 10005 or by telephone at 949-226-5700.

The Compensation Committee periodically engages and utilizes an independent compensation consultant. From time to time, the Compensation Committee engages FW Cook (“FW Cook”) as its executive compensation consultant to assist the Compensation Committee in evaluating executive compensation. When appropriate, FW Cook obtains input from management to ensure its advice and recommendations reinforce the Company’s business position and strategy, principles, and values. During the year ended December 31, 2023, the Compensation Committee did not engage FW Cook or any other compensation consultant.

Nominating and Corporate Governance Committee

Currently, the members of the Nominating and Corporate Governance Committee are Emmanuelle Skala, as Chairperson, and Kosty Gilis. The Nominating and Corporate Governance Committee assists our Board in identifying individuals qualified to become Board members, makes recommendations to the Board regarding directors’ independence and committee composition and develops, reviews, and recommends changes to our corporate governance principles. For more on our processes and procedures, see “Director Selection Process” and “Board Self-Evaluation.” Because we are a “controlled company” within the meaning of the New York Stock Exchange listing standards, our Nominating and Corporate Governance Committee is not yet required to be composed entirely of independent directors. Mr. Gilis is not considered to be independent because of his affiliation with Onex.

The charter of the Nominating and Corporate Governance Committee permits the committee to, in its sole discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board, a copy of which is available on our website at http://www.emeraldx.com under “Investors—Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Michael Alicea as Chairman, Lynda Clarizio, Kosty Gilis and Emmanuelle Skala. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company. None of the compensation committee members is a current nor a former executive officer or employee of the Company, though Mr. Gilis is a managing director of Onex, our controlling stockholder.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our directors and certain of our executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for each applicable executive officer is based on a multiple of the executive’s base salary, ranging from two to five times, with the size of the multiple based on the individual’s position with the Company. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Our independent directors are required to hold a number of shares of our common stock with a value equal to four times the annual cash retainer for Board service. Our independent directors are required to achieve this ownership level within five years of our initial public offering or joining the Board, whichever is later. The stock ownership guidelines may be met by the following forms of equity held by the individual subject to the guidelines: (i) shares of Emerald stock owned outright, (ii) unvested time-based restricted stock units, and (iii) the value of vested, unexercised stock options.

No Hedging or Pledging Policy

The Company’s Securities Trading Policy prohibits all directors and executive officers of the Company from effecting short sales, put options, call options or other derivative securities, holding securities in a margin account or otherwise pledging securities as collateral for a loan or hedging or similar monetization transactions with respect to the Company’s common stock.

BOARD OF DIRECTORS AND MANAGEMENT

The following table sets forth, as of April 1, 2024, the name and age of each executive officer, director and certain significant employees of the Company, indicating all positions and offices with us currently held by such executive officer, director or significant employee:

Name	Age	Position
Hervé Sedky	54	Chief Executive Officer and President
David Doft	52	Chief Financial Officer
Issa Jouaneh	48	President, Connections
Danielle Puceta	46	Executive Vice President, Content and Commerce
Konstantin (Kosty) Gilis	50	Chairman of the Board and Director
Michael Alicea	56	Director
Lynda Clarizio	63	Director
Todd Hyatt	63	Director
Lisa Klinger	57	Director
David Levin	62	Director
Anthony Munk	63	Director
Emmanuelle Skala	51	Director

Set forth below are descriptions of the backgrounds of each executive officer, director, and certain significant employees of the Company, as of April 1, 2024:

Hervé Sedky. Mr. Sedky joined Emerald as President and Chief Executive Officer in January 2021. Prior to joining Emerald, Mr. Sedky spent six years as President of the Americas for RX Global (RELX), leading more than 100 sector-leading exhibitions and events in North and South America each year, as well as the company’s global pop culture and lifestyle focused offshoot, ReedPop. Before his time at RX Global, Mr. Sedky spent over twenty years at the American Express Company, ultimately serving as Senior Vice President and General Manager of American Express Global Business Travel, as well as on American Express Company’s senior management team. Mr. Sedky holds a bachelor’s degree from Northeastern University and is a graduate of the Executive Management Program (PMD) at Harvard Business School. Mr. Sedky is a nominee for re-election as a Class I director at the Annual Meeting. Mr. Sedky was selected to serve on our Board as a result of his extensive leadership experience in our industry, and in light of his role as our Chief Executive Officer.

David Doft. Mr. Doft joined Emerald as Chief Financial Officer in January 2020. Mr. Doft has more than 25 years of experience in accounting, corporate finance and strategic planning. Immediately prior to joining Emerald, Mr. Doft served as Executive in Residence at Progress Partners, Inc., an M&A advisory firm, from August 2019 to January 2020. Prior to that, Mr. Doft served as Chief Financial Officer of MDC Partners Inc., a leading global provider of marketing, advertising, activation, communications and strategic consulting solutions, since August 2007, where he was responsible for all aspects of agency operations, financial reporting and compliance, corporate finance, treasury and investor relations. Mr. Doft has also served in senior roles at Cobalt Capital Management Inc., Level Global Investors LP, CIBC World Markets and ABN AMRO/ING Barings Furman Selz LLC and holds a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Issa Jouaneh. Mr. Jouaneh is President, Connections, Emerald’s business unit which encompasses all of the Company’s event, conference, trade show and brand assets. Mr. Jouaneh joined Emerald in March 2021 as Executive Vice President of Emerald Xcelerator, leading Emerald’s market diversification strategy through new shows, partnerships, and sub-expo launches. Before joining Emerald, Mr. Jouaneh founded and led two start-ups in the exhibitions, meetings & events industries from October 2019 to March 2021. Prior to that, Mr. Jouaneh spent fourteen years at American Express Company and American Express Global Business Travel, ultimately serving as Senior Vice President and General Manager and leading American Express Meetings & Events globally. Mr. Jouaneh holds a Bachelor of Mechanical Engineering from McGill University and a M.B.A. from Schulich School of Business at York University.

Danielle Puceta. Ms. Puceta joined Emerald as a Senior Vice President in July 2021 and was promoted to Executive Vice President, Content and Commerce, in November 2022. Ms. Puceta is responsible for leading Emerald’s content and commerce business divisions. Before joining Emerald, Ms. Puceta was a senior vice president at the Freeman Company LLC (“Freeman”) from December 2016 to April 2021, where she pioneered Freeman’s digital product diversification and transformation strategies. Prior to Freeman, she spent ten years at American Express Meetings and Events, ultimately serving as a director for the last five years of her tenure managing teams across 15 countries. Ms. Puceta has a B.A. and a M.S. from Lehigh University.

Konstantin (Kosty) Gilis. Mr. Gilis has been Chairman of the Board and a member of the Compensation Committee since June 2013 and has served as a member of the Nominating and Corporate Governance Committee since April 2017. Mr. Gilis is a Managing Director of Onex, focusing on the business services sector. Mr. Gilis currently also serves on the board of directors of Analytic Partners, Inc. and ASM Global, and was formerly a director of Allison Transmission (NYSE: ALSN), Clarivate (NYSE: CLVT), the Gates Corporation, and WireCo WorldGroup. Prior to joining Onex in 2004, Mr. Gilis worked at Willis Stein & Partners, a Chicago-based private equity firm, and was a management consultant at Bain & Company in the firm’s Toronto, Canada and Johannesburg, South Africa offices. Mr. Gilis holds an M.B.A. from Harvard Business School and a B.S. from The Wharton School of the University of Pennsylvania. Mr. Gilis’ experience in a variety of strategic and financing transactions and investments qualifies him to serve as a member of our Board. His high level of financial expertise is a valuable asset to our Board. As an executive with Onex, our controlling stockholder, he has extensive knowledge of our business.

Michael Alicea. Mr. Alicea has been a member of the Board and the Chairman of the Compensation Committee since December 2015 and has served as a member of the Audit Committee since February 2019. Mr. Alicea is presently the Chief Human Resources Officer of Trellix, a leader in global cybersecurity. Mr. Alicea is responsible for all human resources activities across the entire global enterprise. Prior to that Mr. Alicea was Chief People Officer at Nielsen and held a variety of leadership roles within Nielsen in human resources, communications and operations. Overall, he possesses a strong background in a broad range of human resources, communications, operations and M&A disciplines. He holds a B.B.A. in Human Resources & Organizational Management and has completed graduate coursework in Business Policy at Baruch College.

Lynda Clarizio. Ms. Clarizio has been a member of the Board since August 2020 and has served as a member of the Compensation Committee since January 2021. Ms. Clarizio has over 20 years of experience in the media industry growing and scaling businesses with a focus on data and technology. She is currently the Co-Founder and General Partner of The 98, an early stage venture fund investing in technology businesses led by women. Ms. Clarizio previously served as President of Nielsen, a global measurement and data analytics company, where she worked from 2013 to 2018. Prior to joining Nielsen, she served as Executive Vice President, Corporate Development and Operations of AppNexus, Inc., a programmatic advertising platform, from November 2012 to April 2013. From 2009 to 2012, Ms. Clarizio served as Chief Executive Officer and President of INVISION, Inc., a provider of multi-platform advertising solutions. From 1999 to 2009, she held a variety of executive positions with AOL Inc., a media technology company, including President of Platform-A (AOL’s consolidated advertising businesses) and President of Advertising.com (an AOL subsidiary). Prior to joining AOL, Ms. Clarizio was a partner in the Washington, D.C. law firm Arnold & Porter, where she practiced law from 1987 through 1999. In addition to Emerald, Ms. Clarizio is a member of the Board of Directors of the public companies CDW Corporation (NASDAQ: CDW), Intertek Group plc (LSE: ITRK), and Taboola (NASDAQ: TBLA). Ms. Clarizio also serves as a member of the Board of Directors of the private companies Simpli.fi, and Cambri, and the non-profit Human Rights First. She is a graduate of Princeton University, where she earned an A.B., and of Harvard Law School, where she earned a J.D. Ms. Clarizio’s extensive media and data analytics industry leadership experience, together with her legal industry background, enable her to advise our Board on key operational and strategic issues. Ms. Clarizio is a nominee for re-election as a Preferred Stock director. To the extent that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, the Board has nominated Ms. Clarizio as a contingent Class [I] nominee for election as a director by holders of common stock.

Todd Hyatt. Mr. Hyatt has been a member of the Board and the Audit Committee of the Board since December 2015. Mr. Hyatt is also a member of the Board of Directors and Audit Committee of Analytic Partners, a SAAS based leader in marketing measurement and optimization; and is a member of the Board of Directors of Creative Planning, a nationally recognized independent wealth advisory firm. Mr. Hyatt was Executive Vice President and Chief Financial Officer for IHS Inc. (“IHS”) and IHS Markit, Inc., a leading information services company, from 2013 through January 2020. Mr. Hyatt worked at IHS from 2005 also serving as Senior Vice President and Chief Information Officer, Senior Vice President Financial Planning and Analysis and Chief Financial Officer for the Company’s engineering segment. During his career, he has also worked for US WEST Inc./MediaOne Group, Inc. where he was an Executive Director in the multimedia ventures organization and for AT&T, Inc. He started his career in public accounting, working at Arthur Young and Arthur Andersen. Mr. Hyatt holds a Masters in Management from Purdue University and a B.S. in Accounting from the University of Wyoming. Mr. Hyatt’s extensive management, financial and accounting experience enables him to provide us with strategic and financial guidance in establishing and executing on short and long-term strategic plans.

Lisa Klinger. Ms. Klinger has been a member of the Board and Audit Committee since April 2018 and has been the Audit Committee Chair since March 2019. She has previously served as the Chief Administrative and Financial Officer for Ideal Image Development Corp., as Chief Administrative and Financial Officer for Peloton Interactive, Inc., as Chief Financial Officer and Treasurer for Vince Holding Corp., and as Executive Vice President and Chief Financial Officer of The Fresh Market, Inc. During her career, she has also held financial leadership roles at Michael’s Stores, Inc., and Limited Brands. Ms. Klinger also serves on the Board of Directors and Compensation Committee and is the Audit Committee Chair of Tremor International, a global advertising technology company and also serves on the Board of Directors and the Audit and Compensation Committee of The Container Store Group, Inc., the leading specialty retailer of storage and organization solutions and custom closets. She holds a B.S.B.A. in Finance from Bowling Green State University.

David Levin. Mr. Levin has been a member of the Board since August 2020. He currently serves as the full time Executive Chairman of the COFRA Holding AG Sustainable Food group. Previously, Mr. Levin served as the CEO of McGraw Hill from 2014-2017, the CEO of UBM plc from 2005 to 2013, the CEO of Symbian Ltd from 2002 to 2005 and of Psion PLC from 1998 to 2002. Mr. Levin was also the COO and CFO of Euromoney Institutional Investor plc from 1994 to1998. Mr. Levin holds an MBA from Stanford and an M.A. from Oxford University. Mr. Levin’s extensive management experience, particularly in the area of trade show events and data analytics, enables him to provide us with important strategic guidance. Mr. Levin is a nominee for re-election as a Preferred Stock director. To the extent that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, the Board has nominated Mr. Levin as a contingent Class [III] nominee for election as a director by holders of common stock.

Anthony Munk. Mr. Munk has been a member of the Board since May 2020. Mr. Munk is a Vice Chairman of Onex Corporation, which he joined in 1988, and is Chair of Onex Partners’ Private Equity Investment Committee. Mr. Munk currently also serves on the public company board of Clarivate (NYSE: CLVT) and the private company board of WireCo Worldgroup Inc. Mr. Munk previously served on the Board of Directors of JELD-WEN Holding, Inc. (NYSE: JELD), SGS&Co, Barrick Gold, RSI Home Products, Husky Injection Molding Systems Ltd, Cineplex Inc., SMG Holdings, Inc., Jack’s Family Restaurants, and Save-A-Lot. Prior to joining Onex, Mr. Munk was a Vice President with First Boston Corporation in London, England and an Analyst with Guardian Capital Group in Toronto. Mr. Munk holds a B.A. (Honors) in Economics from Queen’s University. His high level of financial expertise is a valuable asset to our Board, and as an executive with Onex, he has extensive knowledge of our business. Mr. Munk is a nominee for re-election as a Class I director at the Annual Meeting.

Emmanuelle Skala. Ms. Skala has been a member of the Board since January 2018 and a member of the Compensation Committee since February 2019. Ms. Skala is also the Chair of the Nominating and Corporate Governance Committee. From 2017 to 2024, she was on the leadership team of Toast, Inc. (NYSE: TOST) (“Toast”), a restaurant technology platform first serving as the Senior Vice President of Customer Success at Toast where she managed all post-sales customer facing teams. Subsequently, she then served as the Senior Vice President of Operations and GM of Hardware. From 2008 to 2013, Ms. Skala held positions of increasing seniority at Sophos Group PLC. From 2014 to 2016, Ms. Skala served as the Vice President of Sales for Influitive Corporation, and from 2016 to 2017, she served as the Vice President of Sales and Customer Success at DigitalOcean Holdings Inc. Ms. Skala also teaches a Go-To-Market class at MIT Sloan School of Business. She is an investor and frequent industry speaker on SaaS sales and customer success and holds board positions at several high growth technology companies. Ms. Skala holds an M.B.A. in Marketing and Finance from New York University’s Stern School of Business and a B.S. in Industrial Management from Carnegie Mellon University.

PROPOSAL 1—ELECTION OF CLASS I AND PREFERRED STOCK DIRECTORS; CONTINGENT ELECTION OF ADDITIONAL CLASS I AND III DIRECTORS

Our Board has nominated two people for re-election as Class I directors and two people for re-election as Preferred Stock directors at the Annual Meeting. Each of the nominees currently is a director of the Company. If holders of our common stock and holders of outstanding shares, if any, of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock re-elect the Class I directors, then these directors will hold office until the Annual Meeting of Stockholders in 2027, or until their successors have been duly elected and qualified, subject to the director’s earlier death or resignation or removal. If the holders of our Series A Preferred Stock re-elect the Preferred Stock directors, then these directors will hold office until the Annual Meeting of Stockholders in 2025, or until their successors have been duly elected and qualified, subject to the director’s earlier death or resignation or removal. Each of the Board’s nominees has consented to be named in this Proxy Statement and has agreed to serve if re-elected. If for some reason any of the Board’s nominees are unable to serve or for good cause will not serve if re-elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.

In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date, including the election of any Preferred Stock directors. Instead, holders of our common stock will vote on a contingent basis for the election of Lynda Clarizio as a Class I director and David Levin as a Class III director.

We believe each of the Board’s nominees meets the qualifications established by the Board for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe that the skills, experience, backgrounds and attributes of the Board’s nominees make them the best candidates to serve on our Board.

The following table sets forth, as of April 1, 2024, the name and age of each nominee for Class I director, indicating all positions and offices with us currently held by such director:

Name	Age	Position
Anthony Munk	63	Director
Hervé Sedky	54	Director

See the section of this Proxy Statement entitled “Management” for descriptions of the backgrounds and principal occupations of each of our Class I director nominees, as of April 1, 2024.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RE-ELECTION OF ALL OF THE BOARD’S CLASS I DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

The following table sets forth, as of April 1, 2024, the name and age of each nominee for Preferred Stock director, indicating all positions and offices with us currently held by such director:

Name	Age	Position
Lynda Clarizio	63	Director
David Levin	62	Director

See the section of this Proxy Statement entitled “Management” for descriptions of the backgrounds and principal occupations of each of our Preferred Stock director nominees, as of April 1, 2024.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SERIES A PREFERRED STOCK VOTE “FOR” THE RE-ELECTION OF ALL OF THE BOARD’S PREFERRED STOCK DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, the following individuals will be subject to a contingent vote of holders of our common stock for election as Class I and Class III directors, respectively:

Name	Age	Position
Lynda Clarizio	63	Director
David Levin	62	Director

See the section of this Proxy Statement entitled “Management” for descriptions of the backgrounds and principal occupations of each of our contingent director nominees, as of April 1, 2024.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE “FOR” THE ELECTION OF ALL OF THE BOARD’S CONTINGENT DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT RELATED

SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of the Company’s independent registered public accounting firm. The Audit Committee has adopted a policy, as set forth in the Audit Committee’s charter, requiring that substantially all audit and non-audit services provided by the independent registered public accounting firm be pre-approved by the Audit Committee. Pre-approval is not necessary for certain minor non-audit services that (i) do not constitute more than 5% of the total amount of revenues paid by the Company to PricewaterhouseCoopers LLP during the fiscal year the non-audit services were provided; (ii) were not recognized by the Company to be non-audit services at the time of the engagement for such services; and (iii) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee may delegate authority to one or more independent members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services, provided that any such pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has adopted a policy that prohibits our independent registered public accounting firm from providing the following services:

•
bookkeeping or other services related to the accounting records or financial statements of the Company;
•
financial information systems design and implementation;
•
appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports;
•
actuarial services;
•
internal audit outsourcing services;
•
management functions or human resources;
•
broker or dealer, investment adviser or investment banking services;
•
legal services and expert services unrelated to the audit; and
•
any other service that the Public Company Accounting Oversight Board prohibits through regulation.

The Audit Committee’s pre-approval policy is in the Audit Committee Charter, which is available on our website at http://www.emeraldx.com under “Investors—Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.

The Audit Committee currently consists of three independent directors: Lisa Klinger, as Chairperson, Michael Alicea and Todd Hyatt. The Audit Committee oversees Emerald Holding, Inc.’s financial reporting process, internal controls and audit functions on behalf of the Board. Management has the primary responsibility for the financial statements preparation and process and the reporting process, including maintaining an effective system of internal controls over financial reporting. The Audit Committee regularly meets separately with management and the independent registered public accounting firm, and may meet with the internal auditors from time to time. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at http://www.emeraldx.com under “Investors—Corporate Governance.” The charter, among other things, provides that the Audit Committee has full authority to appoint, compensate, retain, oversee and terminate when appropriate, the independent registered public accounting firm.

In addition to fulfilling its oversight responsibilities as set forth in its charter and further described above in the section of this Proxy Statement entitled “Corporate Governance and Board Matters—Committees of the Board—Audit Committee,” the Audit Committee also:

•
reviewed and discussed the audited financial statements in Emerald Holding, Inc.’s annual report on Form 10-K for the year ended December 31, 2023, with management, including a discussion of the quality, and the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
•
reviewed with PricewaterhouseCoopers LLP, Emerald Holding, Inc.’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the audited financial statements and its evaluation of the Company’s internal control over financial reporting as well as their judgments as to the quality and acceptability of Emerald Holding, Inc.’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;
•
discussed and received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence;
•
discussed with PricewaterhouseCoopers LLP its independence from management and Emerald Holding, Inc. and considered whether PricewaterhouseCoopers LLP could also provide non-audit services without compromising the firm’s independence;
•
discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61., as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the PCAOB in Rule 3200T); and
•
reviewed and discussed the Company’s risk assessment and risk management framework, including discussions of individual risk areas as well as the overall process; and
•
discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit, and then met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examination and the overall quality of Emerald Holding, Inc.’s financial reporting and compliance program.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board:

Audit Committee

Lisa Klinger, Chairperson
Michael Alicea
Todd Hyatt

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

The following is a description of the fees billed or expected to be billed by PricewaterhouseCoopers LLP for services provided in relation to the years ended December 31, 2023 and 2022.

Type of Fees	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2022
Audit Fees(1)	$4,181,300	$5,186,088
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	2,000	4,150
Total	$4,183,300	$5,190,238

(1)
Audit fees consist of fees billed or expected to be billed for each of 2023 and 2022 for professional services rendered for the audit of our annual consolidated financial statements and reviews of our interim condensed consolidated financial statements. For 2022, this also includes fees billed or expected to be billed for professional services rendered for the first time audit of the effectiveness of our internal control over financial reporting. Audit fees also include fees for services associated with registration statements filed with the SEC, such as Form 10-K and Form 10-Q, or Form S-3 and Form S-8, including the review of related documents and issuance of consents.
(2)
We did not engage PricewaterhouseCoopers LLP to perform audit-related services during 2023 and 2022.
(3)
We did not engage PricewaterhouseCoopers LLP to perform tax services during 2023 and 2022.
(4)
Represents annual licensing fees for technical accounting publications.

As set forth above, the Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved by the Audit Committee. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee pre-approved all services that PricewaterhouseCoopers LLP provided for 2023 and 2022 in accordance with the pre-approval policy discussed above.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING

DECEMBER 31, 2024

The Audit Committee, comprised of independent members of the Board has selected PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the year ended December 31, 2024. Holders of our common stock and holders of outstanding shares, if any, of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock will vote on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since June 4, 2015, which the Audit Committee approved. As a matter of good corporate governance, the Audit Committee has requested the Board to submit the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING

DECEMBER 31, 2024.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our NEOs listed below. This CD&A also describes the Compensation Committee’s process for making compensation decisions and the rationale for specific decisions related to the fiscal year ended December 31, 2023.

For 2023, our NEOs were:

NEO	Title
Hervé Sedky	President and Chief Executive Officer
David Doft	Chief Financial Officer
Issa Jouaneh	President, Connections
Brian Field(1)	Chief Operating Officer
Stacey Sayetta(2)	General Counsel and Corporate Secretary

(1)
Mr. Field will cease employment with us on April 13, 2024.
(2)
Ms. Sayetta ceased employment with us on March 16, 2024.

Executive Summary

Business Overview

Emerald is a leading operator of business-to-business (“B2B”) trade shows in the United States. Leveraging our shows as key market-driven platforms, we integrate live events, media content, industry insights, digital tools, data-focused solutions and e-commerce platforms into three complementary business lines – Connections, Content and Commerce.

Our Connections division consists of a collection of leading B2B trade show franchises, which typically hold market-leading positions within their respective industry verticals, with significant brand value established over a long period of time.

Our Content division consists of B2B print publications and digital media products that complement our existing trade show properties. These print and digital media products provide industry specific business news and information across 20 sectors, facilitating year-round customer contact, new customer acquisition and content marketing vehicles.

Our Commerce division offers B2B e-commerce and digital merchandising solutions, serving the needs of manufacturers and retailers through our Elastic Suite and Bulletin platforms, which create a digital year-round transactional platform for use by Emerald’s customers, regardless of location.

2023 Business Highlights

•
Revenues of $382.8 million for 2023, an increase of $56.9 million, or 17.5% over 2022, primarily due to growth in events, new launches and acquisitions.
•
Adjusted EBITDA, a non-GAAP measure, of $97.8 million for 2023, compared to $239.6 million for 2022.
•
Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of $95.0 million for 2023, compared to $56.8 million for 2022.
•
Emerald successfully staged 141 in-person trade shows, conferences and other events in FY 2023.
•
The Company successfully reorganized around its product offerings, Connections, Content and Commerce allowing it to operate a more focused and scalable platform while pursuing growth initiatives such as value-based pricing, international sales, matchmaking, customer experience and retention.
•
The Company’s Connections segment increased revenue 20% year over year.
•
The Company expanded its portfolio into the consumer live events market with the acquisition of Lodestone Events and its Overland Expos, and the launch of a new partnership with the National Basketball Association (“NBA”).
•
Emerald’s Content division integrated the content assets across the Company, implementing best practices which delivered almost 20% growth in website traffic and successfully launching two new brands.
•
The Company’s Commerce division sustained 20%-plus growth in its subscription software revenue base.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA excluding insurance proceeds is attached to this Proxy Statement as Appendix A.

2023 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy, as described further below. Based on our performance and consistent with the design of our compensation program, the Compensation Committee made the following executive compensation decisions for fiscal year 2023:

•
Limited base salary and target bonus adjustments. NEO base salaries and target annual bonus amounts remained unchanged from the prior year, with the exception of increases to Mr. Jouaneh’s base salary and target annual bonus amount that took effect January 1, 2023 to reflect his promotion to the position of President, Connections.
•
Targeted 2023 Long-Term Equity Incentives. Our current long-term equity program focuses on grants made periodically every few years rather than annual grants, the terms of which are designed to align with the interest of our shareholders over the long term. In 2023, the Board approved stock option grants to targeted employees, including certain NEOs. In addition, grants were made to new hires and in recognition of promotions.
•
Go-Forward Compensation Assessment. As part of its ongoing review of compensation matters, the Compensation Committee has worked with independent compensation consultants from time to time to review our compensation program and review information on executive compensation at widely held similarly sized public companies in our sector.

Determining Executive Compensation

The Company is primarily a business-to-business trade show company comprised of dynamic and market-leading assets, events and brands. Our executive officers have significant and meaningful experience in tradeshows and related industries and are critical to our success and to building value for our stockholders. Our executive compensation program is specifically designed to attract and retain highly-skilled executives, and to motivate our executive leadership team to create and drive long-term value, to reward financial and operational performance and promote effective strategic leadership.

Best Compensation Practices & Policies

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. Our compensation policies and programs are directly linked to and support the financial objectives of growing the Company’s business and creating long-term stockholder value. We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:

	What We Do		What We Don’t Do
✔	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results and stock performance	✘	No tax gross-up provisions
✔

Adopted a Clawback Policy that complies with NYSE listing standards and generally requires us to recover “erroneously award” incentive compensation from our executive officers in the event of a financial restatement. In addition, our CEO, CFO and COO employment agreements provide for recoupment of company financial losses, at the discretion of the Board, in event of the executive’s misconduct, and our equity grant agreements applicable all award holders provide for recoupment in the event of a financial restatement

		✘	No option or stock appreciation rights granted below fair market value
✔	Maintain anti-hedging and anti-pledging policies	✘	No supplemental executive retirement plans or pension plans
✔	Engage an independent compensation consultant from time to time to evaluate our compensation program compared to industry market practices	✘	No guaranteed incentive payments
✔	Maintain employment agreements with certain of the NEOs providing for specific terms of employment or severance benefits	✘	No excessive risk-taking in our compensation programs
✔	Regularly monitor outstanding award intrinsic values and evaluate equity grant utilization to promote alignment of executive and stockholder interests	✘	No significant perquisites

Stockholder Say-on-Pay and Say-on Frequency Votes

At our 2023 Annual Meeting, over 99% of the shares voted were cast in favor of our advisory vote to approve the compensation of our NEOs. We recognize that the business and executive compensation environments continue to evolve, and we are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with the Company’s performance. The Compensation Committee will consider the strong support demonstrated by the result of last year’s advisory stockholder vote regarding our executive compensation programs as it reviews our compensation programs going forward.

At our 2023 Annual Meeting, over 96% of the shares voted were cast in favor of a “say on pay” vote occurring every three years. We are committed to utilizing such three-year period to consider feedback received from our stockholders, review whether any changes to our executive compensation policies and programs should be implemented and evaluate the results of those changes, if any, before a new advisory vote is held. The next “say on pay” advisory vote is currently scheduled to be presented to stockholders in connection with the 2026 annual meeting of stockholders.

Executive Compensation Philosophy and Objectives

In designing our executive compensation program, we focused on several key objectives, as discussed below. We believe these objectives strongly support our executive compensation philosophy which focuses on rewarding performance, creating long-term value for stockholders and managing top level talent, including:

•
At-risk compensation. Our executive compensation programs include a significant portion of compensation opportunities that are variable and at-risk in order to incentivize management to achieve annual target goals as well as drive longer-term stockholder value creation.
•
Stockholder alignment. Our long-term equity compensation program, which is a meaningful component of overall total compensation, is designed to align executive officers’ interests with our stockholders’ interests.
•
Focus on Long-Term Incentives over Short-Term Incentives. A meaningful portion of an NEO’s overall compensation package is their periodic equity grants which have vesting requirements of up to a period of 5 years, and, in some cases, additional share price hurdles, as well as extended transfer restrictions, which keep our NEO’s focused on long-term value creation.
•
Attract, Motivate and Retain Highly Qualified Executives. We strive to create a structure that enables the Company to attract, retain, motivate and reward the best, most qualified talent. This requires that we maintain a program that is competitive, designed to reward performance and promotes alignment of our executives’ interests with the interests of our stockholders.

The Compensation Committee focuses on total direct compensation, as well as individual compensation elements when providing competitive compensation opportunities.

In consideration of these objectives, we compensated our NEOs in 2023 through a combination of base salary, annual cash incentives and long-term incentives awards, as described further below.

Elements of Pay: Total Direct Compensation

Our executive compensation philosophy is supported by the following key elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual strategic, financial and individually designed objectives that contribute to the creation of stockholder value over time
Long-Term Incentives	Equity (Variable)

Incentivize executives to execute on longer-term financial goals that drive the creation of stockholder value and support the Company’s retention strategy. The Company’s long-term incentive compensation opportunities comprise a meaningful component of total compensation in the form of periodic grants in order to directly align the interests of our executive officers and our stockholders

Pay Mix

Our executive compensation program uses a mix of fixed and variable pay. The program is calibrated to strike a balance between achieving strong short-term annual results and ensuring long-term viability and success. Accordingly, the mix of incentives is reviewed and determined annually by the Compensation Committee based on the short- and long-term objectives of the business.

Executive Compensation Decision-Making Process

The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program. Three of the four Compensation Committee members are independent. Kosty Gilis, a Managing Director at Onex (our controlling stockholder), is the only member not considered independent. The Compensation Committee has worked with an independent compensation consultant from time to time and consulted with management to examine the effectiveness of the Company’s executive compensation program and executive compensation levels against industry peers. Details of the Compensation Committee’s authority and responsibilities are set forth in its charter, which may be accessed on our website at http://www.emeraldx.com under “Investors—Corporate Governance.” The Compensation Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the full Board (other than the CEO himself) based upon the recommendations of the Compensation Committee. The CEO is not present and does not participate in the deliberations of the Compensation Committee or the Board regarding his own compensation.

The Role of Management. The CEO and certain members of senior management provide the Compensation Committee with their recommendations on the compensation for executive officers other than the Chief Executive Officer. Other members of management provide support to the Compensation Committee as needed. An independent compensation consultant may also advise on the compensation program and provide comparisons with industry peer compensation. Based upon a review of performance and historical compensation, recommendations and information from members of management, and, at times, discussions with the independent compensation consultant, the Compensation Committee determines and approves compensation for the executive officers. Only the Compensation Committee members are allowed to vote on decisions regarding NEO compensation. The CEO reviews recommendations for the compensation of executive officers (other than the CEO) with the Compensation Committee, providing management input, transparency and oversight.

The Role of the Independent Compensation Consultant. The Compensation Committee has authority under its charter to engage outside consultants to assist in the performance of its duties and responsibilities and has engaged independent compensation consultants from time to time on a project-by-project basis to advise on certain executive compensation practices and evaluate executive compensation levels against industry peers. In the second half of 2022, FW Cook was engaged to review our compensation program and provided information related to executive compensation at widely held similarly sized public companies in our sector. This information was considered as a data point for compensation determinations made in 2023, including sizing of option grants awarded to certain employees, including some of our NEOs. FW Cook did not have any conflict of interest related to the work it performed for the Compensation Committee and did not provide any services to the Company other than those provided to the Compensation Committee during 2022.

2023 Executive Compensation Program

Base Salaries

Our Compensation Committee is responsible for setting the base salaries of our executive officers, which are intended to compensate executives for their day-to-day responsibilities and performance. Base salaries are typically set at amounts that are competitive with the market to attract and retain quality executive officers. Employment agreements with certain executive officers contain a minimum base salary level. Base salaries for our NEOs are typically reviewed by the Compensation Committee on an annual basis. Base salaries for each NEO as of fiscal 2022 year-end and fiscal 2023 year-end are set forth in the table below.

NEO	Base Salary at December 31, 2022	Base Salary at December 31, 2023	Percent Increase
Hervé Sedky	$650,000	$650,000	—
David Doft	$480,000	$480,000	—
Issa Jouaneh(1)	$275,000	$450,000	64%
Brian Field	$480,000	$480,000	—
Stacey Sayetta	$350,000	$350,000	—

(1)
In connection with his promotion in 2022 to the position of President, Connections, Mr. Jouaneh’s base salary was increased to $450,000, effective as of January 1, 2023.

Performance Based Cash Incentives

Annual Incentive Plan

In respect of performance during 2023, each of our NEOs was eligible to receive an annual cash bonus under the Company’s 2023 Annual Incentive Plan (the “Annual Incentive Plan”), which is administered by the Compensation Committee. The Annual Incentive Plan was designed to link executive compensation directly to the Company’s performance during the fiscal year, and also reward individual contributions and accomplishments.

For 2023, each NEO was assigned a target award equal to a percentage of that NEO’s base salary as of the end of the fiscal year. The targeted amount was based on the NEO’s position, responsibilities, and past and estimated future contributions to the Company and, as applicable, the terms of the NEO’s offer letter or employment agreement. The Compensation Committee, in its sole discretion and subject to the employment agreements, may revise the target awards for the NEOs. The actual bonus amount paid to the executive will be greater or less than their target bonus depending on the extent to which the pre-determined financial goals are achieved (or exceeded), overall company performance, the level at which the aggregate bonus pool is funded, and an evaluation of individual performance, as described further below. NEOs are eligible for a bonus payout in excess of their target bonus opportunity in the discretion of the Compensation Committee only (or, for the CEO, the Board) and bonus payout levels may also be reduced in the discretion of the Compensation Committee (or, for the CEO, the Board).

The target bonus amounts for the NEOs for 2023 are set forth in the table below, and remain unchanged from the targets applicable for 2022 bonuses, except to reflect Mr. Jouaneh’s promotion.

NEO	Target Bonus Opportunity (as a percentage of Base Salary)	Bonus at Target	Percent Increase
Hervé Sedky	108%	$700,000	—
David Doft	108%	$520,000	—
Issa Jouaneh(1)	100%	$450,000	9%
Brian Field	125%	$600,000	—
Stacey Sayetta	75%	$262,500	—

(1)
In connection with his promotion in 2022, effective as of January 1, 2023, Mr. Jouaneh’s target bonus opportunity was increased to 100% of his base salary.

The Compensation Committee sets the target performance goals applicable for the Annual Incentive Plan each year with the intention of incorporating a rigorous performance expectation for the Company over the prior fiscal year, motivating executives and driving performance. In the first quarter of 2023, the Compensation Committee set an Adjusted EBITDA* target for purposes of determining the annual bonus pool for bonuses payable under the Company’s Annual Incentive Plan for 2023, the achievement of which informs the bonus payment to participants in the Annual Incentive Plan to varying degrees, depending on the participant’s position. In addition, as part of the Annual Incentive Plan, bonus amounts take into account an evaluation of individual performance and achievements applicable to the NEO’s functional role within the Company, including, as applicable, performance with respect to the operating brand segment or other operating and strategic initiatives that the executive is responsible for overseeing.

Each year, following the completion of the performance period, the Compensation Committee funds a bonus pool from which the annual bonus allocations are made to each of the NEOs, as well as other eligible executives and employees of the Company. The Adjusted EBITDA mark for 2023 with respect to the Annual Incentive Plan was determined based on the extent to which actual financial performance compared to the Adjusted EBITDA target with certain adjustments. The measurement against the adjusted target for 2023 resulted in an achievement of 90% of the target and in light of this result, the Compensation Committee funded the bonus pool below the target level. Utilizing an annual bonus program based on Company performance, operating brand performance, as applicable, and individual performance provides for a bonus platform designed to appropriately reward individual contributions to the Company’s overall financial performance as well as operational and strategic accomplishments. Final bonus amounts for 2023 were also impacted by the Compensation Committee’s determination to fund the aggregate annual bonus pool below the target level.

Based on the size of the aggregate bonus pool and the individual considerations for each executive described above, the Compensation Committee (or, for Mr. Sedky, the Board) determined to award the NEOs bonuses from the annual bonus pool as described below:

NEO	Actual Bonus Paid
Hervé Sedky	$41,943
David Doft	$31,158
Issa Jouaneh	$53,927
Brian Field	$25,166
Stacey Sayetta	$22,020

*Adjusted EBITDA is a non-GAAP measure defined as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, (vii) material show scheduling adjustments, where applicable, and (viii) other items that management believes are not part of our core operations Brand Performance & Individual Objectives. A reconciliation of Adjusted EBITDA is attached to this Proxy Statement as Appendix A.

Long-Term Incentives

In connection with our initial public offering in 2017, the Board adopted, and our stockholders approved, the Emerald Expositions Events, Inc. 2017 Omnibus Equity Plan (the “2017 Plan”). Under the 2017 Plan, awards to employees may be granted in the form of options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards and performance-based awards (including performance share units and performance-based restricted stock). Following our initial public offering, all long-term equity compensation awards have been made under the 2017 Plan. Due to our current corporate structure, our compensation program is currently being operated similar to a privately-owned company and so we, generally, have issued larger awards every few years rather than on an annual basis. When determining whether to grant an award, and its size, the Compensation Committee considers several factors such as competitive market data, individual performance, internal equity, and employee potential. Equity compensation is intended to serve both employee retention objectives and to encourage stockholder value creation.

In 2023, the Compensation Committee reviewed the equity grant program and impact existing market conditions have had on the intrinsic values of outstanding equity awards, including those held by our NEOs, and evaluated whether the prior grants continued to provide the intended retention incentives. Based on its analysis of the market, and the importance of retaining and motivating our key talent, including our NEOs, the Compensation Committee decided to implement a new periodic equity grant in 2023 for certain employees, including some of our NEOs. The stock options granted in 2023 are subject to a five-year vesting schedule, have an exercise price equal to the fair market value on the date of grant under the terms of the 2017 Plan, and, consistent with prior grants in 2021, the shares underlying the stock options are subject to certain transfer restrictions that prohibit the recipient from selling the underlying shares for up to seven years from the date of grant without approval from the Board, subject to certain exceptions in the case of the recipient’s death, disability, termination of the recipient’s employment without cause, a change in control of the Company and in the event that Onex sells some if its shareholdings. This periodic grant was made to certain employees, including some of the NEOs, with the intent to further our objectives of enhancing employee retention, incentivizing our employees and executives, creating long-term stockholder value, and emphasizing variable, at-risk compensation as part of our overall executive compensation program.

For a description of stock options and RSUs held by NEOs that were outstanding under the 2017 Plan as of the end of 2023, see the table titled “Outstanding Equity Awards at Fiscal Year-End.”

2024 Compensation Determinations

On March 1, 2024, the Board and Compensation Committee approved retention bonuses to Hervé Sedky, David Doft and Issa Jouaneh, in the aggregate amount of $945,000, $702,000, and $607,500, respectively (the “Retention Bonuses”). The Retention Bonuses will be paid to each executive, in two substantially equal installments, in March 2024 and January 2025, with each installment being subject to forfeiture and repayment in the event the executive does not continue employment with the Company through December 31, 2024, in respect of the first installment, and December 31, 2025, in respect of the second installment. In the event that, prior to an installment’s vesting date, the recipient’s employment is terminated by the Company without Cause or by the executive for Good Reason (as such terms are defined in the executive’s employment agreement), that installment of the Retention Bonus will no longer be forfeitable. In the event of a termination by the Company for Cause or by the executive for any reason other than Good Reason prior to an applicable vesting date, the gross amount of the Retention Bonus previously paid to the executive for that installment, will be subject to forfeiture and repayment by the executive. In the event of a change of control of the Company (as defined consistent with what is considered a “change in control” of the Company under the terms of the Company’s 2017 Omnibus Equity Plan), the executive will be considered to have earned the full amount of the Retention Bonus, and any installments not previously paid will be paid at the time of the change of control.

Additional Executive Compensation Practices, Policies & Guidelines

Compensation Recovery (“Clawback”) Policy

In November 2023, the Board adopted a clawback policy (“Clawback Policy”) to comply with the applicable finalized and effective SEC and NYSE rules. Pursuant to our Clawback Policy, in the event of an “accounting restatement” (as defined in the policy), our “covered executives” (as defined in the policy), including current and former NEOs and other executive officers, must reimburse us for any “erroneously awarded compensation” (as defined in the policy) they received during the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement. Incentive compensation subject to mandatory recoupment under the Clawback Policy includes the amount of incentive compensation received by a covered executive during the three fiscal years preceding the required accounting restatement based on our achievement of “financial reporting measures” (as defined in the policy) in excess of the amount that the covered executive would have received based on the restated financial reporting measures. The Board has the authority to interpret and make all determinations under the Clawback Policy, in a manner consistent with applicable SEC and NYSE rules. In addition, under the terms of Mr. Sedky’s, Mr. Doft’s and Mr. Field’s employment agreements, if the executive engages in any act of embezzlement, fraud, or dishonesty involving the Company or its affiliates, which results in financial loss to the Company or its affiliates, the Company is entitled to recoup amounts from the executive that are determined to be commensurate with that financial loss, in the reasonable discretion of the Company. The Company’s standard equity award agreement, applicable to all equity award recipients, also provides for forfeiture of a grant and recoupment of any shares issued upon exercise of any portion of the grant or any gain received by the grant recipient in connection with the sale of shares received upon exercise of the grant in the event of any restatement of the Company’s financial statements.

Anti-Hedging & Pledging Policies

Our insider trading policy prohibits our employees, including officers and directors, from pledging or engaging in hedging or similar transactions in our securities, including but not limited to equity swaps, collars, exchange funds, puts, calls and short sales.

Retirement & Other Benefits

The retirement benefits and health benefits offered to executive officers are the same as those offered to all eligible employees. We maintain a tax-qualified Section 401(k) retirement savings plan that provides for employee contributions and employer matching contributions equal to 50% of salary deferrals up to 6% of a participant’s compensation. Our NEOs are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under this plan, participants may elect to make pre-tax contributions not to exceed the applicable statutory income tax limitation, which, subject to certain exceptions, was $22,500 for calendar year 2023. Participants are fully vested in their own contributions and vest in the company matching contributions after three years of service.

Our compensation program does not include any other material benefits or perquisites for our NEOs.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with such grants are reviewed, as required by FASB ASC Topic 718.

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a publicly-held company may deduct in any tax year on compensation paid to each “covered employee,” which includes our NEOs. While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, the Compensation Committee will award or modify compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax-deductible by us.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.

The Compensation Committee has reviewed and discussed with management the CD&A contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

MEMBERS OF THE COMPENSATION COMMITTEE

Michael Alicea (Chair)
Kosty Gilis
Emmanuelle Skala
Lynda Clarizio

EXECUTIVE COMPENSATION TABLES

2023 Summary Compensation Table

The following table sets forth the portion of compensation paid to the NEOs that is attributable to services performed during the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Hervé Sedky,	2023	650,000	—	—	5,524,923	41,943	7,950	6,224,816
Chief Executive	2022	650,000	1,000,000	—	—	478,800	7,950	2,136,750
Officer and President	2021	650,000	700,000	1,776,002	4,853,547	—	108,700	8,088,249
David Doft,	2023	480,000	200,000	—	3,759,227	31,158	7,950	4,478,335
Chief Financial	2022	480,000	1,200,000	—	—	355,680	7,950	2,043,630
Officer	2021	480,000	520,000	471,822	3,420,493	—	408,700	5,301,015
Issa Jouaneh(5),	2023	450,172	—	—	247,631	53,927	—	751,730
President, Connections	2022	275,056	—	—	258,078	212,500	—	745,634
Brian Field,	2023	480,000	—	—	—	25,166	7,950	513,116
Chief Operating	2022	480,000	200,000	—	—	308,750	7,950	996,700
Officer	2021	480,000	510,000	386,752	3,420,493	—	8,700	4,805,945
Stacey Sayetta,	2023	350,000	50,000	—	82,544	22,020	7,950	512,514
General Counsel and Corporate Secretary	2022	350,000	350,000	—	—	142,500	7,950	850,450

(1)
The amount in the “Bonus” column for 2023 includes $50,000 paid to Ms. Sayetta as the second and final installment of her sign-on bonus, and $200,000 paid to Mr. Doft as the second installment of his Special Bonus Agreement (described below).
(2)
The amounts in this column represent the grant date fair value of stock option awards calculated in accordance with FASB Topic 718. Details and assumptions used in calculating the grant date fair value of the option awards may be found in Note 12, “Stock-Based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the Securities and Exchange Commission on March 5, 2024 (our “2023 10-K”).
(3)
The amounts included in the “Non-Equity Incentive Plan Compensation” column for 2023 represent payments to the NEOs under the 2023 Annual Incentive Plan as described above in the section titled “2023 Executive Compensation Program – Performance Based Cash Incentives -Annual Incentive Program.”.
(4)
The amounts included in the “All Other Compensation” column for 2023 represent matching contributions made to our 401(k) Savings Plan on behalf of Messrs. Sedky, Doft and Field, and Ms. Sayetta of $7,950 each.
(5)
Mr. Jouaneh is employed in Canada; however, his compensation amounts are set in U.S. dollars.

Grants of Plan-Based Awards Table

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Hervé Sedky	—	—	700,000	—	—	—	—
	3/1/2023	—	—	—	3,346,670	3.81	5,524,923
David Doft	—	—	520,000	—	—	—	—
	3/1/2023	—	—	—	2,277,116	3.81	3,759,227
Issa Jouaneh	—	—	450,000	—	—	—	—
	3/1/2023	—	—	—	150,000	3.81	247,631
Brian Field	—	—	600,000	—	—	—	—
Stacey Sayetta	—	—	262,500	—	—	—	—
	3/1/2023	—	—	—	50,000	3.81	82,544

(1)
Represents target amounts payable under the Company’s Annual Incentive Plan.
(2)
The amounts included in this column represent the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Details and assumptions used in calculating the grant date fair value of the option awards may be found in Note 12 “Stock-Based Compensation,” to our audited financial statements included in our 2023 10-K.

Narrative Disclosure to Summary Compensation Table

Agreements with Named Executive Officers

Hervé Sedky

Mr. Sedky and the Company are party to an employment agreement dated as of November 10, 2020 (the “Sedky Employment Agreement”). Pursuant to the Sedky Employment Agreement, Mr. Sedky is entitled to (a) an annual base salary of $650,000, subject to review for annual increase; (b) an annual bonus, with a target of 108% of base salary (equal to $700,000), which is subject to satisfaction of performance goals set annually by the Board; (c) eligibility to participate in all benefits programs for which other senior executives of Emerald are generally eligible; (d) eligibility to take an unlimited number of vacation days, pursuant to Emerald’s MyTime policy; (e) reimbursement for reasonable, documented business expenses; and (f) perquisites in the form of business class travel on flights approximately two hours or longer. In addition, the Sedky Employment Agreement provides for severance payments upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.” Mr. Sedky is subject to a perpetual confidentiality covenant and, during his employment with Emerald and for twelve months immediately thereafter, covenants of non-solicitation, non-competition and non-disparagement.

David Doft

Mr. Doft and the Company are party to an employment agreement dated as of January 16, 2020 (the “Doft Employment Agreement”). Pursuant to the Doft Employment Agreement, Mr. Doft is entitled to (a) an annual base salary of $480,000; (b) an annual bonus, with a target of 108% of base salary (equal to $520,000), subject to satisfaction of performance goals set annually by the Board (or a committee thereof); (c) eligibility to participate in all benefits programs for which other senior executives of Emerald are generally eligible; (d) eligibility to take an unlimited number of vacation days, pursuant to Emerald’s MyTime policy; (e) reimbursement for reasonable, documented business expenses; and (f) perquisites in the form of business class travel on flights approximately two hours or longer. The Doft Employment Agreement provides for severance payments upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.” Mr. Doft is subject to a perpetual confidentiality covenant and, during his employment with Emerald and for twelve months immediately thereafter, covenants of non-solicitation, non-competition and non-disparagement covenants.

On November 2, 2021, the Company entered into a Special Bonus Agreement with Mr. Doft, providing for a special bonus in the amount of $600,000 payable in three equal installments of $200,000, the second installment of which was paid in January 2023, and the remainder of which vested on January 1, 2024 and was paid shortly thereafter (“Special Bonus Agreement”).

Brian Field

Mr. Field and the Company are party to an employment agreement dated as of May 22, 2019 (the “Field Employment Agreement”). Pursuant to the Field Employment Agreement, Mr. Field is entitled to (a) an annual base salary of $480,000; (b) an annual bonus, with a target of 125% of base salary (equal to $600,000), subject to satisfaction of performance goals set annually by the Board (or a committee thereof); (c) eligibility to participate in all benefits programs for which other senior executives of Emerald are generally eligible; (d) eligibility to take an unlimited number of vacation days, pursuant to Emerald’s MyTime policy; (e) reimbursement for reasonable, documented business expenses; and (f) perquisites in the form of business class travel on flights approximately two hours or longer. Mr. Field is subject to a perpetual confidentiality covenant and, during his employment with Emerald and for twelve months immediately thereafter, covenants of non-solicitation, non-competition and non-disparagement. The Field Employment Agreement also included severance payments upon certain terminations of employment. In light of Mr. Field’s departure from the Company, contemplated to occur in April 2024, the Company and Mr. Field entered into a Separation and Release Agreement, as described below under “Potential Payments upon Termination or Change in Control.”

Issa Jouaneh

Mr. Jouaneh and the Company (through a third-party professional employer organization) are party to an employment agreement dated as of March 18, 2021 and amended effective as of January 1, 2023 (the “Jouaneh Employment Agreement”). Pursuant to the Jouaneh Employment Agreement, Mr. Jouaneh is entitled to (a) an annual base salary of $450,000 (paid in CAD); (b) an annual bonus, with a target of 100% of base salary, subject to satisfaction of performance goals set annually by the Company; (c) eligibility to participate in all benefits programs for which other senior executives of Emerald are generally eligible (as applied to our employees in Canada); (d) eligibility to take unlimited paid time off in excess of the minimum vacation requirements under the Employment Standards Act, 2000 (Ontario); and (e) reimbursement for reasonable, documented business expenses. In addition, the Jouaneh Employment Agreement provides for severance payments upon certain terminations of employment, as described below under “Potential Payments upon Termination or Change in Control.” Mr. Jouaneh is subject to a perpetual confidentiality covenant and, during his employment with Emerald and for 12 months immediately thereafter, covenants of non-solicitation, non-competition and non-disparagement.

Stacey Sayetta

Ms. Sayetta and the Company are party to an offer letter dated as of September 28, 2021 (the “Sayetta Offer Letter”). Pursuant to the Sayetta Offer Letter, Ms. Sayetta is entitled to (a) an annual base salary of $350,000; (b) an annual bonus, with a target annual bonus equal to 75% of base salary (equal to $262,500), subject to satisfaction of performance goals set annually by the Company; (c) eligibility to participate in all benefits programs for which other senior executives of Emerald are generally eligible; (d) eligibility to take an unlimited number of vacation days, pursuant to Emerald’s MyTime policy; and (e) reimbursement for annual license renewal fees for the State Bar of New York, continuing legal education expenses associated with such license and other reasonable and customary professional expenses. Ms. Sayetta is subject to the restrictive covenants set forth in a separate Protective Covenants Agreement which include covenants of perpetual confidentiality and non-disparagement, and, during her employment with Emerald and for 12 months immediately thereafter, covenants of non-solicitation. The Sayetta Offer Letter also included severance payments upon certain terminations of employment. In light of Ms. Sayetta’s departure from the Company, which occurred in March 2024, the Company and Ms. Sayetta entered into a Separation and Release Agreement, as described below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table summarizes the number of securities underlying the equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2023. All awards were granted under the 2017 Plan.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)
Hervé Sedky	492,152	738,228	(3)	5.26	1/4/2031	—		—
	420,000	630,000	(3)	6.00	1/4/2031	—		—
	420,000	630,000	(3)	8.00	1/4/2031	—		—
	—	3,346,670	(4)	3.81	3/1/2033	—		—
	—	—		—	—	202,586	(5)	1,211,464
David Doft	349,975	524,962	(3)	5.26	1/4/2031	—		—
	294,000	441,000	(3)	6.00	1/4/2031	—		—
	294,000	441,000	(3)	8.00	1/4/2031	—		—
	—	2,277,116	(4)	3.81	3/1/2033	—		—
	—	—		—	—	13,825	(6)	82,674
	—	—		—	—	53,820	(7)	321,844
	—	—		—	—	117,057	(8)	700,000	(9)
Issa Jouaneh	30,000	45,000	(10)	5.75	3/23/2031	—		—
	30,000	45,000	(10)	6.00	3/23/2031	—		—
	30,000	45,000	(10)	8.00	3/23/2031	—		—
	15,000	60,000	(11)	3.70	12/1/2032	—		—
	15,000	60,000	(11)	6.00	12/1/2032	—		—
	15,000	60,000	(11)	8.00	12/1/2032	—		—
	—	150,000	(4)	3.81	3/1/2033	—		—
Brian Field*	43,933	—		11.41	6/3/2029	—		—
	349,975	524,962	(3)	5.26	1/4/2031	—		—
	294,000	441,000	(3)	6.00	1/4/2031	—		—
	294,000	441,000	(3)	8.00	1/4/2031	—		—
	—	—		—	—	12,500	(12)	74,750
	—	—		—	—	44,116	(7)	263,814
	—	—		—	—	117,057	(8)	700,000	(9)
Stacey Sayetta*	20,000	30,000	(13)	5.02	11/9/2031	—		—
	20,000	30,000	(13)	6.00	11/9/2031	—		—
	20,000	30,000	(13)	8.00	11/9/2031	—		—
	—	50,000	(4)	3.81	3/1/2033	—		—

(1)
The options shown in this column will become fully vested in the event of a change in control as defined in the 2017 Plan.
(2)
Excluding with respect to the performance-based market condition awards, the amounts shown in this column are based on the closing price per share of the Company’s common stock at the close of market on the New York Stock Exchange on December 31, 2023 ($5.98).
(3)
The options shown in this row will vest in three remaining equal installments vesting on each of January 4, 2024, January 4, 2025, and January 4, 2026.
(4)
The options shown in this row were granted subject to a five-year vesting schedule, and will vest in five equal installments on March 1, 2024, March 1, 2025, March 1, 2026, March 1, 2027, and March 1, 2028.
(5)
The RSUs shown in this row will vest in three remaining equal installments on each of January 4, 2024, January 4, 2025, and January 4, 2026.
(6)
The RSUs shown in this row will vest in one remaining installment on January 1, 2024.
(7)
The RSUs shown in this row will vest in three remaining equal installments on each of January 4, 2024, January 4, 2025, and January 4, 2026.

(8)
These are performance-vesting market condition share awards vest, and provide for settlement in shares based on a fixed dollar amount, upon satisfaction of certain share price hurdles (ranging from $18.00 -$24.00). If threshold performance is achieved, the actual share number is determined by dividing the fixed dollar amount reported in the “Market value of shares or units of stock that have not vested” column by the share price on the trading day on which when the price hurdle is met (i.e., approximately $18.00). The share number reported above for each of Mr. Doft and Mr. Field was calculated for illustrative purposes by dividing the fixed threshold award amount of $700,000 by $5.98, the fair market value of one share of our common stock as of December 29, 2023.
(9)
The market value represents the threshold performance of the performance-based market condition share awards.
(10)
The options shown in this row were granted subject to a five-year vesting schedule, with three remaining equal installments vesting on each of March 23, 2024, March 23, 2025, and March 23, 2026.
(11)
The options shown in this row will vest in four remaining installments on each of December 1, 2024, December 1, 2025, December 1, 2026, and December 1, 2027.
(12)
The RSUs shown in this row will vest in one remaining installment on February 14, 2024.
(13)
The options shown in this row will vest in three remaining equal installments on each of November 9, 2024, November 9, 2025, and November 9, 2026.

* The description of the unvested securities for Mr. Field and Ms. Sayetta reflect what was outstanding on December 31, 2023, and does not take into account the impact of forfeiture of certain unvested awards due each executive’s departure under the terms of their separation and release agreements, described under “Potential Payments upon Termination or Change in Control.”

Options Exercised and Stock Vested Table

	Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Hervé Sedky	67,528	241,075
David Doft	31,765	112,986
Issa Jouaneh	0	0
Brian Field	27,206	102,250
Stacey Sayetta	0	0

(1)
This column represents shares in respect of RSUs settled in 2023. The total net after-tax number of shares of common stock received from the vesting and settlement of the RSUs was 41,135 for Mr. Sedky, 18,629 for Mr. Doft, and 15,956 for Mr. Field.
(2)
The amounts in this column represent the aggregate dollar value realized upon settlement of RSUs in 2023.

Potential Payments upon Termination or Change in Control

Employment Agreements

The Sedky Employment Agreement provides that in the event of a termination of employment for any reason (except in the case of a termination by Emerald for cause, by Mr. Sedky without good reason and for death or disability (each as defined in the Sedky Employment Agreement)), Mr. Sedky will be entitled to his earned but unpaid annual bonus for calendar years completed prior to the termination date. In addition, upon a termination of employment other than for cause, death, or disability, or upon a resignation for good reason, and subject to the execution and non-revocation of a general release of claims against the Company, Mr. Sedky is entitled to receive the following severance benefits: (a) an amount equal to one times the sum of his annual base salary and the annual bonus actually paid to Mr. Sedky for the previous calendar year, paid in equal installments over twelve months; (b) a cash amount equal to his pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year; and (c) subject to the timely election of continuation coverage under COBRA and Mr. Sedky’s copayment of premiums associated with such coverage consistent with amounts paid by Mr. Sedky during the year of termination, monthly reimbursement of the excess costs of continued health benefits for himself and his covered dependents for the twelve month period following the date of termination. Upon a termination of employment due to his death or disability, Mr. Sedky is entitled to receive a cash amount equal to his pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year.

The Doft Employment Agreement provides that in the event of a termination of employment for any reason (except in the case of a termination by Emerald for cause, by Mr. Doft without good reason and for death or disability (each as defined in the Doft Employment Agreement)), Mr. Doft will be entitled to his earned but unpaid annual bonus for calendar years completed prior to the termination date. In addition, upon a termination of employment other than for cause, death, or disability, or upon a resignation for good reason, and subject to the execution and non-revocation of a general release of claims against the Company, Mr. Doft is entitled to receive the following severance benefits: (a) an amount equal to one times the sum of his annual base salary and the annual bonus actually paid to Mr. Doft for the previous calendar year, paid in equal installments over twelve months; (b) a cash amount equal to his pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year; and (c) subject to the timely election of continuation coverage under COBRA and Mr. Doft’s copayment of premiums associated with such coverage consistent with amounts paid by Mr. Doft during the year of termination, monthly reimbursement of the excess costs of continued health benefits for himself and his covered dependents for the twelve month period following the date of termination. Upon a termination of employment due to his death or disability, Mr. Doft is entitled to receive a cash amount equal to his pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year.

The Jouaneh Employment Agreement provides that in the event of a termination without cause, Mr. Jouaneh is entitled to receive the following severance benefits (i) payment equivalent to twenty-six weeks of base salary, 50% of the prior year’s bonus amount and twenty-six weeks of benefits equal to those he was receiving at the time of termination, or, (ii) if greater, such notice or payment in lieu of notice as may be required by applicable law in Canada. Any severance amounts that exceed the minimum statutory entitlements at termination are subject to the execution and non-revocation of a general release of claims against the Company.

Separation Agreements

Brian Field and the Company are party to a separation and release agreement dated as of March 3, 2024 (the “Field Separation Agreement”). Pursuant to the Field Separation Agreement, the severance payments and benefits Mr. Field is entitled to, in connection with his anticipated departure on April 13, 2024, include, generally: (i) $480,000 in base salary payments, payable over 12 months, (ii) $308,750 lump sum separation payment, (iii) pro rata bonus equal to approximately 28.5% of the 2024 annual bonus Mr. Field would have been entitled to receive had his employment not been terminated, based on the actual performance of the Company for the full year, (iv) subsidized COBRA payments for 12 months, (v) accelerated vesting of approximately 77% of the portion of the equity awards that would have vested in the normal course in the next 12 months; and (vi) extended exercisability of vested stock options for 1 year.

Stacey Sayetta and the Company are party to a separation and release agreement dated as of March 3, 2024 (the “Sayetta Separation Agreement”). Pursuant to the Sayetta Separation Agreement, the severance payments and benefits Ms. Sayetta is entitled to, in connection with her anticipated departure on March 16, 2024, include, generally: (i) $262,500 as a separation payment, payable in a lump sum, (ii) $350,000 in base salary separation payments, payable over 12 months, (iii) subsidized COBRA payments for 12 months, (iv) accelerated vesting of approximately 27% of the portion of the equity awards that would have vested in the normal course in the next 12 months; and (v) extended exercisability of vested stock options for 1 year.

Equity Awards

Each of our NEOs currently holds stock options and/or RSUs under the 2017 Plan (each as described above under the section titled “Long Term Incentives”). In connection with certain transactions or termination events, the Options and RSUs will be treated as described below.

Options and Time-Based RSUs

For the Options granted at any time and the time-based RSUs granted in 2021, in the event of a change in control (as defined in the 2017 Plan), any such unvested Options and RSUs will become fully vested (and exercisable, as applicable) in accordance with the 2017 Plan.

In addition, in respect of the Options and RSUs granted in 2023 and 2021, including those to our NEOs, as applicable, if the executive is terminated (i) by the Company other than for cause or (ii) by the recipient for good reason (as such terms are defined in the applicable employment agreements), a pro-rata portion of the shares subject to the Options or RSUs that would have vested in the next twelve months following the termination of employment will become vested, based on the time between the most recent vesting date and the date of the termination of employment.

The time-based RSUs granted to Mr. Doft in 2020 will become fully vested upon a termination (i) by the Company other than for cause or (ii) by the NEO for good reason (as such terms are defined in his employment agreement) that occurs at any time within the period that is six months prior to the execution of an agreement providing for a change in control through eighteen months after the change in control which occurs prior to January 1, 2024. In the event of a termination for any other reason, all outstanding and unvested time-based RSUs granted in 2020 to Mr. Doft will be immediately and automatically forfeited for no consideration.

Performance Share RSUs

In the event of a change in control, if the price per share paid by the buyer is greater than any of the applicable vesting thresholds in the performance based share award, such portion of the award shall vest upon the closing of such change in control by treating such price per share paid by the buyer as having satisfied the applicable vesting threshold(s), and any remaining unvested portion of the award shall be forfeited as of the closing of such change in control.

In the event of termination of employment for any reason, the unvested portion of the performance award will terminate, except in the event of a termination other than for cause or a resignation for good reason within the period that is six months prior to the execution of an agreement providing for a change in control through the date of a change in control, any unvested shares subject to the performance award will remain eligible to vest in accordance with the terms of the award agreement.

The table below estimates the dollar value of the payments and benefits that the NEOs would have been entitled to receive under the plans and arrangements described above, assuming the applicable triggering event occurred on December 31, 2023. For this purpose, we have assumed a value of $5.98 per share of our common stock, the closing price of our common stock on December 29, 2023.

Executive*	Termination without Cause/for Good Reason ($)		Termination due to death or Disability ($)		Change in Control (No Termination) ($)		Termination in connection with a Change in Control ($)(1)
Hervé Sedky
Salary Continuation	650,000	(2)	—		—		650,000	(2)
Benefits Continuation	20,006	(3)	—		—		20,006	(3)
Payment in respect of Bonus	520,743	(4)	41,943	(5)	—		520,743	(4)
RSU Acceleration	403,821	(6)	403,821	(6)	1,211,464	(7)	1,211,464	(7)
Option Acceleration	1,629,630	(8)	1,629,630	(8)	7,793,798	(9)	7,793,798	(9)
Total:	3,224,200		2,075,394		9,005,262		10,196,011
David Doft
Salary Continuation	480,000	(2)	—		—		480,000	(2)
Benefits Continuation	18,210	(3)	—		—		18,210	(3)
Payment in respect of Bonus	386,838	(4)	31,158	(5)	—		386,838	(4)
RSU Acceleration	107,281	(6)	107,281	(6)	321,844	(7)	404,518	(10)
Option Acceleration	949,097	(8)	949,097	(8)	5,319,314	(9)	5,319,314	(9)
Additional Payments or Benefits	200,000	(11)	200,000	(11)	—		200,000	(11)
Total:	2,141,426		1,287,536		5,641,158		6,808,880
Issa Jouaneh
Salary Continuation	336,205	(12) (13)	—		—		336,205	(13)
Benefits Continuation	1,125	(12)	—		—		1,125
Option Acceleration	91,086	(8)	91,086	(8)	472,650	(9)	472,650	(9)
Total:	428,416		91,086		472,650		809,980

* Mr. Field and Ms. Sayetta are not included in the table above due to their termination of employment with the Company as described above.

(1)
This column does not include the value of performance-vesting RSUs granted to Mr. Doft which will vest based on performance on a change in control, and will remain eligible to vest if terminated in connection with a change in control.
(2)
Reflects twelve months base salary, paid in equal installments over twelve months.
(3)
Represents monthly reimbursement of the excess costs of the continued health benefits for the NEO and his or her dependents under COBRA for twelve months following termination.
(4)
Represents (a) an amount equal to the sum of the annual bonus paid to the NEO for the previous calendar year, plus (b) a pro-rata bonus for the year of termination (assuming a termination date of December 31, 2023 and based on actual performance).
(5)
Represents a cash amount equal to the NEO’s pro-rata bonus for the year of termination (assuming a termination date of December 31, 2023 and based on actual performance).
(6)
Represents the pro-rata portion of the unvested RSUs granted to Messrs. Sedky and Doft that would have vested in the next twelve months following executive’s termination.
(7)
Reflects the value of unvested RSUs granted in 2021 that would become fully vested on a change in control.
(8)
Reflects the pro-rata portion of the unvested Options with an exercise price less than $5.98 granted to Messrs. Sedky, Doft and Jouaneh that would have vested in the next twelve months following executive’s respective termination.
(9)
Reflects the value of unvested Options with an exercise price less than $5.98 that would become fully vested on a change in control.
(10)
Reflects the value of Mr. Doft unvested RSUs granted in 2020 that would become fully vested in the event of a termination in connection with a change in control plus the unvested RSUs granted in 2021 that would become fully vested on a change in control.
(11)
Represents the unpaid portion of Mr. Doft’s Special Bonus which will continue to be paid on the scheduled payment date.
(12)
Reflects salary continuation of 26 weeks of base salary in effect on December 31, 2023 and 50% of the bonus paid in respect of 2022, and benefits continuation of 12 months.

(13)
Mr. Jouaneh is employed in Canada; however, his compensation amounts are set in U.S. dollars.

CEO Pay Ratio

The following is a disclosure of (a) total annual compensation for our CEO, (b) the median total annual compensation for our employees, excluding our CEO and (c) the ratio of those two numbers.

We used gross earnings as of December 31, 2023 to identify the employee with the median total annual compensation (excluding our CEO). For this purpose, we annualized compensation for all full and part-time employees (excluding our CEO) hired after January 1, 2023 and employed as of December 31, 2023.

Our employee population as of December 31, 2023 included 671 employees (including 638 in the United States and 34 employees outside the United States, and excluding our chief executive officer). After excluding 33 employees located outside of the United States, as detailed in the table below and in accordance with the 5% exclusion limit allowable under applicable SEC disclosure rules, we identified our median employee from a group of 638 employees.

Location	Total	% of Total
Excluded due to de minimis exemption
Canada	5	0.74%
China	7	1.04%
France	6	0.89%
Spain	8	1.19%
United Kingdom	7	1.04%
Subtotal	33	4.91%

The total annual compensation of our median employee as calculated under the Summary Compensation table requirements for calculating total annual compensation was $115,517 comprised of base salary, annual cash bonus, 401(k) plan company match, employer contribution to certain benefit plan premiums, and other perquisites. The total annual compensation for our CEO was $6,224,816. A reasonable estimation of the ratio of our CEO’s compensation to our median employee’s compensation is 54 to 1.

Under the SEC rules, companies may identify the median total annual compensation using a wide variety of methods including reasonable assumptions and estimations. It is, therefore, difficult to compare Emerald’s ratio to the ratios of other companies.

Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) values and certain measures of the Company’s financial performance. The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.

During the periods presented in the tabular and narrative disclosures provided below, the Company’s financial performance and its executive compensation programs were impacted by the following items, any or all of which may have the effect of reducing comparability of results between the periods presented and in future years.

•
The COVID-19 pandemic and the actions taken by governments around the world to combat the virus have negatively impacted and may in the future negatively impact the Company’s revenues from live events, which depend on the ability to hold such in-person events and the willingness of exhibitors and attendees to attend. The pandemic and its consequences forced the Company to cancel or postpone a substantial portion of its event calendar for 2020 and 2021. While the Company operated a full slate of events in 2022, exhibitor participation and attendance at some the Company’s trade shows was still below pre-pandemic levels. In 2023, the Company’s core trade show business experienced year-over-year growth in revenue, with increases in exhibitors, attendees and pricing, reflecting continued recovery from COVID-19 pandemic restrictions and supply chain challenges.

•
During the year ended December 31, 2020, in light of the significant reduction in revenue as a result of the cancellation of in-person events and the uncertainty of timing for receipt of event cancellation insurance proceeds, the Company implemented several actions to preserve cash and strengthen its liquidity position. These actions included the issuance in a private placement transaction and a subsequent rights offering to holders of its common stock, an aggregate of approximately 71.4 million shares of Series A Convertible Participating Preferred Stock (the “Preferred Stock”) for a purchase price of $5.60 per share of Preferred Stock. Each share of Preferred Stock is convertible into common stock at a conversion price of $3.52 per share, and accumulates an accreting return at a rate per annum equal to 7% on the accreted liquidation preference, compounding quarterly, and paid in-kind by adding to the accreted liquidation preference until July 1, 2023 and thereafter, at the Company’s option, paid either in cash or in-kind by adding to the accreted liquidation preference. While the Preferred Stock offering provided necessary liquidity to the Company during the height of the COVID-19 pandemic, its issuance has had a dilutive impact on existing holders of common stock who did not purchase Preferred Stock, resulting in an overall decrease in trading prices for shares of the Company’s common stock. On March 12, 2024, the Company announced that holders of Preferred Stock as of March 26, 2024 will receive a Preferred Stock dividend in cash in the amount of approximately $.0121 per share of Preferred Stock.
•
The compensation discussed below for our PEOs and Non-PEO NEOs during the periods presented may also not be comparable among the periods presented and in future years as a result of changes to senior management during the periods presented. Specifically, our current Chief Executive Officer, Hervé Sedky, has served in that role since January 4, 2021, and his compensation for the year ended December 31, 2021 reflects the impact of his recruitment and hiring. In addition, certain executives included in the Non-PEO NEO group departed from the Company during the period presented, resulting in severance arrangements with those former executives. These changes in management resulted in one-time payments being made to the affected executives that are not necessarily reflective of the Company’s longer-term compensation arrangements with its NEOs.
•
The compensation of our PEOs and our Non-PEO NEOs discussed below also reflects the impact of periodic retention-focused equity grants made in January 2021 and March 2023.

As a result of the factors described above, the Company believes that the narrative and tabular discussion of pay versus performance during the years ended December 31, 2020; December 31, 2021; December 31, 2022; December 31, 2023 has been affected by unusual or nonrecurring items attributable to events outside the Company’s control, and that these periods are not necessarily indicative of the Company’s ongoing compensation philosophy. For further information concerning the Company’s pay-for-performance philosophy and programs designed to align executive compensation with the Company’s performance, refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

Pay Versus Performance Table

The following table provides information required under the SEC’s Item 402(v) of Regulation S-K disclosing:

(i)
a measure of total compensation (calculated in the same manner as used for the Summary Compensation Table) for our principal executive officer for the applicable year (“PEO”) and, as an average, for our other NEOs (“Non-PEO NEOs”) for each year;
(ii)
a measure of compensation entitled “compensation actually paid” (the “CAP”) and calculated in accordance with the available guidance for PEO and, as an average, for our other Non-PEO NEOs, and
(iii)
certain financial performance measures, in each case, for our four most recently completed fiscal years.

The CAP values reported, calculated in accordance with the relevant rules, are determined based on a series of adjustments applied to the total compensation figure reported in the summary compensation table for each named executive officer. CAP values include the fair value for stock options and restricted stock units granted in a particular year as of the end of the grant year (as opposed to the fair value on the date of grant used for purposes of the summary compensation table), and the change in fair value from the prior year of previously granted stock options and restricted stock units measured as of December 31 of the reporting year, or if the award vested during the year, as of the vesting date. In light of this methodology, the CAP values are significantly impacted by the per share price of our common stock on each valuation date. CAP values do not reflect the actual amount of compensation earned by or paid to the individual named executive officers in the relevant year.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO - Sedky ($) (1)	Compensation Actually Paid to PEO - Sedky ($)	Summary Compensation Table Total for PEO - Field ($) (2)	Compensation Actually Paid to PEO - Field ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (Loss) (in millions)	Adjusted EBITDA (in millions)
(a)	(b)[3]	(c)[4]	(b)[3]	(c)[4]	(d)[3]	(e)[4]	(f)[5]	(g)[6]	(h)[7]	(i)[8]
2023	6,224,816	14,915,849	N/A	N/A	1,563,924	4,065,193	64.33	122.09	$(8.2)	$97.8
2022	2,136,750	3,341,241	N/A	N/A	1,226,322	1,526,755	19.33	96.22	$130.8	$239.6
2021	8,088,249	5,394,606	N/A	N/A	3,566,982	2,226,846	21.68	119.32	$(79.7)	$44.1
2020	N/A	N/A	1,439,155	999,845	1,555,647	853,432	29.59	99.60	$(633.6)	$71.9

1.
Mr. Sedky has served as our PEO, in the role of Chief Executive Officer and President, since January 4, 2021.
2.
Mr. Field served as our PEO, in the role of Interim Chief Executive Officer and President, from January 1, 2020 through January 4, 2021. For purposes of this disclosure, Mr. Field is being reported in the PEO role for 2020, and is reported as a Non-PEO NEO (in his role as Chief Operating Officer) for 2021, 2022 and 2023.
3.
The dollar amounts reported in the columns marked (b) and column (d) are the amounts of total compensation reported in the “Total” column of the Summary Compensation Table for the corresponding year for Mr. Sedky and Mr. Field, as applicable, in the periods for which each of them served as our PEO, and as an average for the Non-PEO NEOs. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Mr. Doft, Mr. Field, Ms. Sayetta and Mr. Jouaneh, (ii) for 2022, Mr. Doft, Mr. Field, Ms. Sayetta, Mr. Jouaneh and Mr. Lisman, including severance payments to Mr. Lisman, who departed from Emerald effective March 31, 2022; (iii) for 2021, Mr. Doft, Mr. Field, and Mr. Lisman; and (iv) for 2020, Mr. Doft, Mr. Lisman and Mr. Evans. In 2020, 2021 and 2022, the Company qualified as an emerging growth company and reported its compensation matters under the rules for a smaller reporting company. Refer to the section of this Proxy Statement entitled “Executive Compensation – Summary Compensation Table.”
4.
The dollar amounts reported in columns marked (c) and column (e) represent the CAP value for Mr. Sedky and Mr. Field, and the average CAP values for the Non-PEO NEOs, as applicable, for the corresponding fiscal year. The CAP values have been computed in accordance with Item 402(v) of Regulation S-K, reflecting certain adjustments described in the table below:

	2023
	PEO (Sedky) ($)	Average of Non-PEO NEOs ($)
Total Compensation from Summary Compensation Table	6,224,816	1,563,924
Subtract: the amounts reported in the Summary Compensation Table in respect of all equity awards	(5,524,923)	(857,263)
Add: the fair value of all equity awards granted during the year that were outstanding and unvested as of the end of the year, with the value calculated as of the end of year end	11,666,394	2,158,788
Add: the positive or negative year-over-year change in fair value of all equity awards granted in prior years and remain outstanding and unvested as of the end of the year, with the value calculated as of year end	3,332,577	1,417,534
Add: the positive or negative year-over-year change in fair value of all equity awards granted in prior years and that vested during the year, with the final value calculated as of the vesting date	(783,015)	(217,790)
Subtract: the prior year’s year end value ascribed to any equity awards for which the vesting conditions were not met (and awards were therefore forfeited) as of the end of or during the year	—	—
Compensation Actually Paid (CAP)	14,915,849	4,065,193

The Company does not sponsor or maintain a defined benefit pension plan, and no such benefits are provided to our NEOs; therefore, no adjustments have been made to the Summary Compensation Table totals for changes in pension values. The valuation assumptions used to calculate the fair values were updated as of each measurement date and will differ from those disclosed as of the grant date. The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with those disclosed at the time of grant.

5.
The reported cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Also see the additional discussion below regarding the Company’s TSR during the reported period, under the heading “Compensation Actually Paid and Cumulative TSR.”

6.
Represents the peer group cumulative TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the aggregate of the bespoke group of peers reported by the Company under Section 201(e) of Regulation S-K. These companies included, for each of 2020, 2021, 2022 and 2023: (i) Ascential PLC, Hyve Group Plc, Informa PLC, Relx PLC, and Viad Corp. (collectively, the “Exhibition Peers”); (ii) Aramark, Barrett Business Services, Inc., KForce Inc., and TrueBlue, Inc., (collectively, the “Business Services Peers”); (iii) Cinemark Holdings, Inc., and National CineMedia, Inc., (collectively, the “Advertising and Entertainment Peers”); and (iv) Gartner, Inc., IHS Markit Ltd., John Wiley & Sons, Inc. and Nielsen Holdings plc. (collectively, the “Digital Information Services & Research Peers”). For purposes of reporting the peer group total shareholder return under Section 201(e) of Regulation S-K, historically the Company reports these peer companies as four separate industry groups. The cumulative total shareholder returns for each of the industry groups the periods ending 12/31/2020, 12/31/2021, 12/31/2022 and 12/31/2023 are as follows: (i) Exhibition Peers: $94.27, $107.57, $88.30, and $191.08, respectively; (ii) Business Services Peers: $148.50, $202.35, $181.48, and $173.55, respectively; (iii) Advertising and Entertainment Peers: $61.46, $52.18; $14.47, and $33.82, respectively; and (iv) Digital Information Services & Research Peers: $94.17, $115.17; $100.62, and $89.90, respectively. Also see the additional discussion below regarding the peer group TSR during the reported period, under the heading “Company and Cumulative TSR of the Peer Group.”
7.
The dollar amounts reported represent our net income (loss) attributable to our common shareholders, as reflected in the Company’s audited financial statements for the applicable year.
8.
Adjusted EBITDA, the “company selected measure” is a non-GAAP measure defined as net income (loss) before (i) interest expense, (ii) provision for (benefit from) income taxes, (iii) goodwill impairments, (iv) intangible asset impairments, (v) depreciation and amortization, (vi) stock-based compensation, (vii) deferred revenue adjustment and (viii) other items that we believe are not part of our core operations. The Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to the Company’s performance, because it is used as the metric in our annual bonus program.

Financial Performance Measures

The most important financial performance measures used by the Company to link executive compensation for the NEOs, for the most recently completed fiscal year, to the Company’s performance are, as follows:

Most Important Financial Performance Measures in Fiscal Year 2023
Adjusted EBITDA, which is utilized as part of annual bonus program
Brand Adjusted EBITDA, which is utilized as part of assessing annual bonus performance for Mr. Jouaneh

For further information concerning the Company’s compensation philosophy, including the variable pay-for-performance components of executive’s compensation packages, refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing analysis below of the relationships between the reported CAP values and each of the financial performance measures presented in the Pay Versus Performance Table. The Company makes compensation decisions based on a number of factors, as more fully described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and has not, specifically evaluated the performance measures reported in the Pay Versus Performance Table against the NEOs’ CAP values (as calculated in accordance with Item 402(v) of Regulation S-K) for a particular year. Therefore, the alignment outcomes reported below may not accurately reflect the Company’s goals of linking pay with performance and aligning the interests of NEOs with those of our shareholders.

Compensation Actually Paid and Cumulative TSR

CAP vs. Company TSR
CAP Amount
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
Company TSR
$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
2020
2021
2022
2023
PEO
Average for Non-PEO NEOs
TSR

Compensation Actually Paid and Net Income (Loss)

CAP vs Net Income
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
CAP Amount
$150.0
$50.0
$(50.0)
$(150.0)
$(250.0)
$(350.0)
$(450.0)
$(550.0)
$(650.0)
Net Income (in millions)
2020
2021
2022
2023
PEO
Average for Non-PEO NEOs
Net Income

Compensation Actually Paid and Adjusted EBITDA

CAP vs Adjusted EBITDA
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
CAP Amount
$250.00
$200.00
$150.00
$100.00
$50.00
$-
Adjusted EBITDA
2020
2021
2022
2023
PEO
Average for Non-PEO NEOs
Adjusted EBITDA (millions)

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The following graph depicts the relationship between the Company’s cumulative TSR over the four-year period presented in the Pay Versus Performance Table as compared to its selected peer group. Consistent with the peer group selected for disclosure under Section 201(e) of Regulation S-K in our Form 10-K for the fiscal years ended December 31, 2023, December 31, 2022, December 31, 2021, and December 31, 2020, the peer group consists of four separate industry peer groups. Refer to footnote 6 to the Pay Versus Performance Table, above, for a listing of the peer group companies. The graph below includes the TSR for the peer group as a whole, which figures are noted in the Pay Versus Performance Table, above, and, consistent with how this information is presented as part of the disclosure in our Annual Report on Form 10-K for each of the respective years, for each respective industry group.

Company TSR to Peer Group TSR
$250.00
$200.00
$150.00
$100.00
$50.00
$-
12/31/2019
12/31/2020
12/31/2021
12/31/2022
12/31/2023
Company Cumulative TSR
Cumulative Peer Set
Exhibition Peers
Business Services Peers
Advertising and Entertainment Peers
Digital Information Services and Research Peers

2023 Director Compensation

In consideration for their service on the Board, the independent directors are entitled to an annual retainer of $140,000, with $65,000 paid in cash and $75,000 paid in the form of RSUs. The cash component of the annual retainer is paid quarterly, and the RSUs are granted in the first quarter of each calendar year and are subject to a one-year vesting schedule.

In addition, Mr. Alicea is entitled to a retainer of $15,000 for his service as Chair of the Compensation Committee and $10,000 for his service on the Audit Committee. Mr. Hyatt is entitled to a retainer of $10,000 for his service as member of the Audit Committee. Ms. Clarizio is entitled to a retainer of $7,500 for her service as a member of the Compensation Committee. Ms. Klinger is entitled to a retainer of $25,000 for her service as Chair of the Audit Committee. Ms. Skala is entitled to a retainer of $7,500 for her service as a member of the Compensation Committee.

Shown below is information regarding the compensation for each member of the Board for the year ended December 31, 2023, other than Mr. Sedky whose compensation is shown in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
Kosty Gilis	—	—		—
Anthony Munk	—	—		—
Michael Alicea(2)	90,000	75,001	(3)	165,001
Lynda Clarizio	72,500	75,001	(3)	147,501
Todd Hyatt	75,000	75,001	(3)	150,001
Lisa Klinger	90,000	75,001	(3)	165,001
David Levin	65,000	75,001	(3)	140,001
Emmanuelle Skala	72,500	75,001	(3)	147,501

(1)
The amounts in this column represent the grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of the RSU awards equals the closing price of the Company’s publicly traded stock on the grant date of the RSU award, multiplied by the number of shares in respect of the RSU award.
(2)
As of December 31, 2023, Mr. Alicea held 7,750 fully vested options.
(3)
As of December 31, 2023, each director held 19,084 unvested RSUs.

Our independent directors are required to hold a number of shares of our common stock with a value equal to four times the annual cash retainer for Board service ($260,000). Our independent directors are required to achieve this ownership level within five years of our initial public offering or joining the Board, whichever is later.

As of February 27, 2024, compensation for our independent directors was increased to reflect market changes and in recognition of the significant time commitment that our directors make to fulfill their obligations to the Company. Under the revised policy, the total annual retainer was increased to $175,000, with $75,000 paid in cash and $100,000 paid in the form of RSUs that vest on the one year anniversary of the date of grant. Chairman and committee retainer payments remained the same.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders
Expo Event Holdco, Inc. 2013 Stock Option Plan	622,211	(1)	$11.29	—
Emerald Expositions Events, Inc. 2017 Omnibus Equity Plan	19,787,297	(2)	$6.08	2,092,247
Emerald Expositions Events, Inc. 2019 Employee Stock Purchase Plan	—		$—	358,196
Equity compensation plans not approved by security holders	—		$—	—
Total	20,409,508		$6.25	2,450,443

(1)
Includes 622,211 stock options granted under the Expo Event Holdco, Inc. 2013 Stock Option Plan.
(2)
Includes 19,168,762 outstanding stock options and 618,535 unvested RSUs granted under the Emerald Expositions Events, Inc. 2017 Omnibus Equity Plan.
(3)
Weighted average exercise price is based on the outstanding stock options. Calculation excludes RSUs.

PROPOSAL 3 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW

Background

This proposal seeks to amend our Amended and Restated Certificate of Incorporation (our “Charter”) in light of a recent amendment to Delaware law permitting corporations to limit the personal liability of certain senior executive officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) permits Delaware corporations such as the Company to include in their certificates of incorporation a provision eliminating the personal liability of directors for breaches of fiduciary duties, subject to various exceptions. Article VIII(B) of the Company’s Charter has included such a provision protecting directors since the Company’s initial public offering.

Because the DGCL did not previously authorize Delaware corporations to extend such provisions to officers, plaintiffs in stockholder litigation matters have employed a tactic of bringing certain claims that would be dismissed if brought against directors, against individual officers to avoid dismissal of such claims. To address the inconsistent treatment between directors and officers and rising litigation and insurance costs, Section 102(b)(7) of the DGCL was amended, effective August 1, 2022, to expressly permit a Delaware corporation to include in its certificate of incorporation a provision eliminating personal liability of certain officers of the corporation for breaches of fiduciary duties, subject to various exceptions (the “Section 102(b)(7) Amendment”). The officers covered by the Section 102(b)(7) Amendment include the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer and chief accounting officer and any officer identified in the corporation’s filings with the SEC as a “named executive officer” for purposes of the Securities Act of 1934, as amended.

After deliberation, our Nominating and Corporate Governance Committee unanimously recommended to the Board, and the Board unanimously approved, the amendment of our Charter to include a provision of the type authorized by the Section 102(b)(7) Amendment to allow us to (i) continue to attract and retain talented executive officers in light of the fact that many of our peers and other companies with which we complete for talent have adopted, or are likely to adopt, such a provision, and (ii) potentially decrease litigation costs and the cost of directors’ and officers’ insurance in the future. Both the Nominating and Corporate Governance Committee and the Board have determined that this amendment is in the best interest of the Company’s stockholders.

Proposed Changes

In light of the foregoing, our Board unanimously adopted and declared advisable the amendments to our Charter set forth in Appendix B, which would add a new provision to Article VIII eliminating the personal liability of the officers of the Company for breaches of fiduciary duties as permitted by the Section 102(b)(7) Amendment. As is currently the case with directors under Article VIII(B), the new provision would not limit the personal liability of any officer:

•
for breach of the duty of loyalty;
•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or
•
for any transaction in which the officer derived an improper personal benefit.

In addition, the Section 102(b)(7) Amendment would not limit the personal liability for any officer in an action brought by or in the right of the Company, such as a derivative action.

The foregoing summary of the proposed amendments to our Charter is qualified in its entirety by reference to the amendments set forth in Annex B, which shows the proposed addition to Article VIII of our Charter by bold underlined text.

Impact of the Proposal; Vote Required; Recommendation of the Board of Directors

If Proposal 3 is approved by our stockholders, the amendments to our Charter subject to this Proposal 3 would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which the Company intends to do promptly following the Annual Meeting. If Proposal 3 is not approved by our stockholders, Article VIII of our Charter will remain unchanged.

This proposal must be approved by the affirmative vote of (A)(i) a majority of the outstanding shares of our common stock and (ii) the outstanding shares of our Series A Preferred Stock, each voting as a separate class, and (B) a majority of the outstanding shares of our common stock and the outstanding shares of our Series A Preferred Stock voting on an as-converted basis as a single class with holders of our common stock. If a stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, shares of the Series A Preferred Stock will cease to be outstanding, and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock outstanding as of the Record Date.

Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your shares will not be voted with respect to this proposal, and such broker non-vote will have the same effect as a vote AGAINST this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of our common stock by:

•
each person known to us to beneficially own more than five percent of the outstanding shares of our common stock;
•
each of our directors and executive officers; and
•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There is no common stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date.

[Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise or conversion of all options, restricted stock units and other securities convertible into common stock, including shares of Series A Preferred Stock, beneficially owned by each person or entity listed below that is currently exercisable or exercisable within 60 days of the Record Date. Shares issuable pursuant to the exercise of stock options exercisable or restricted stock units vesting within 60 days of the Record Date, or securities convertible into common stock within 60 days of the Record Date, are deemed outstanding and held by the holder of such shares of common stock, options, restricted stock units, or other convertible securities, including shares of Series A Preferred Stock, for purposes of computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The percentage of beneficial ownership of common stock beneficially owned is based on [62,915,366] shares of common stock and [71,402,907] shares of Series A Preferred Stock outstanding as of the Record Date. The shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock stated in these columns assume conversion of shares of Series A Preferred Stock as of the Record Date.]

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder and maintains an address c/o Emerald Holding, Inc. 100 Broadway, 14th Floor, New York, NY 10005.

	Common Stock		Series A Preferred Stock
Name of Beneficial Owner	Number of Shares (1)	Percentage of Shares (1)	Number of Shares (2)	Percentage of Shares (2)
5% Stockholders
Onex(3)	[183,697,428]	[%]	69,718,919	[%]
NEOs and Directors
Hervé Sedky(4)	2,833,681	[%]	—	—
David Doft(5)	1,928,278	[%]	—	—
Brian Field(6)	1,539,254	[%]	—	—
Issa Jouaneh(7)	210,000	[%]	—	—
Stacey Sayetta(8)	70,000	[%]	—	—
Danielle Puceta(9)	55,000	*	—	—
Konstantin (Kosty) Gilis(10)	—	*	—	—
Anthony Munk(11)	—	*	—	—
Michael Alicea	90,216	*	—	—
Lynda Clarizio	75,065	*	—	—
Todd Hyatt	74,716	*	—	—
Lisa Klinger	67,526	*	—	—
David Levin	249,793	*	—	—
Emmanuelle Skala	67,966	*	—	—
All executive officers and directors as a group (14 persons)(12)	7,261,495	[%]	—	—

* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise or conversion of all options, restricted stock units and other securities convertible into common stock, including shares of Series A Preferred Stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of April 1, 2024. Shares issuable pursuant to the exercise of stock options exercisable or restricted stock units vesting within 60 days of April 1, 2024, or securities convertible into common stock within 60 days of April 1, 2024, are deemed outstanding and held by the holder of such shares of common stock, options, restricted stock units, or other convertible securities, including shares of Series A Preferred Stock, for purposes of computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The percentage of beneficial ownership of common stock beneficially owned is based on [62,915,366] shares of common stock and [71,402,907] shares of Series A Preferred Stock outstanding as of April 1, 2024. The shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock stated in these columns assume conversion of shares of Series A Preferred Stock as of April 1, 2024.
(2)
Each outstanding share of Series A Preferred Stock is, as of April 1, 2024, convertible into [1.59] shares of common stock. The shares of Series A Preferred Stock beneficially owned and the respective percentages of beneficial ownership of Series A Preferred Stock stated in these columns reflect ownership of shares of Series A Preferred Stock, and not shares of common stock issuable upon conversion of shares of Series A Preferred Stock at this ratio. The percentage of beneficial ownership of Series A Preferred Stock beneficially owned is based on [71,402,907] shares of Series A Preferred Stock outstanding as of April 1, 2024.
(3)
Includes: (i) 33,135,329 shares of common stock held of record by Onex Partners III LP, (ii) 1,377,397 shares of common stock held of record by Onex Partners III GP LP, (iii) 423,159 shares of common stock held of record by Onex US Principals LP, (iv) 420,116 shares of common stock held of record by Onex Partners III PV LP, (v) 11,125,186 shares of common stock held of record by Onex OP V Holdings SARL, (vi) 106,562 shares of common stock held of record by Onex Partners III Select LP, (vii) 470,583 shares of common stock held of record by Onex Advisor Subco III LLC, and (viii) [183,697,428] shares of common stock issuable upon conversion of 69,718,919 shares of Series A Preferred Stock held of record by OPV Gem Aggregator LP.

Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own (x) the common stock held of record by (a) Onex Partners III LP, Onex Partners III Select LP, and Onex Partners III PV LP through Onex Corporation’s direct ownership and control of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, the general partner of each of Onex Partners III LP, Onex Partners III Select LP, and Onex Partners III PV LP (b) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (c) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC (“OPEH”), which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (d) Onex OP V Holdings SARL, through Onex Corporation’s ownership of all of the equity of OPEH, which owns all of the equity of Onex American Holdings Subco LLC, which controls Onex Partners Holdings LLC, which in turn owns all of the outstanding equity of Onex OP V Holdings SARL; and (e) Onex Advisor Subco III LLC, through Gerald W. Schwartz’s indirect control of 1597257 Ontario Inc., which owns all of the voting equity of New PCo II Investments Ltd., which owns all of the equity interest of Onex Advisor Subco III LLC; and (y) the common stock issuable upon conversion of the Series A Preferred Stock held of record by OPV Gem Aggregator LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners V GP Limited, which is the general partner of OPV Gem Aggregator LP.

Mr. Gerald W. Schwartz, the Chairman of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, ON M5J 2S1.

(4)
Includes 2,667,562 shares of common stock issuable upon the exercise of currently vested options.
(5)
Includes 1,862,385 shares of common stock issuable upon the exercise of currently vested options.
(6)
Includes 1,568,665 shares of common stock issuable upon the exercise of currently vested options.
(7)
Includes 210,000 shares of common stock issuable upon the exercise of currently vested options.
(8)
Includes 70,000 shares of common stock issuable upon the exercise of currently vested options.
(9)
Includes 55,000 shares of common stock issuable upon the exercise of currently vested options.

(10)
and (11) Does not include shares of common stock held by funds managed by an affiliate of Onex Corporation. Mr. Gilis and Mr. Munk are directors of Emerald. Mr. Gilis is a managing director and Mr. Munk is Vice Chairman of Onex Corporation. Mr. Gilis and Mr. Munk do not have voting or investment power with respect to the shares held by such funds.
(12)
Includes [3,780,037] shares of common stock issuable upon the exercise of currently vested options.

The Board has established stock ownership guidelines pursuant to which independent directors and certain key executives are required to achieve and maintain minimum levels of stock ownership. Some restricted stock awards under our 2017 Omnibus Equity Plan are subject to forfeiture provisions in accordance with the provisions of the award in the event that the recipient of the grant engages in certain prohibited conduct or causes the need for the Company to restate previously issued financial statements. Our Corporate Governance and Stock Ownership Guidelines in our Corporate Governance Guidelines may be found at http://www.emeraldx.com under “Investors—Corporate Governance.”

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding Company common stock, to file reports of their stock ownership and changes in their ownership of our Company common stock with the SEC and the New York Stock Exchange. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in the year ended December 31, 2023 and from January 1, 2024 to the date of this Proxy Statement. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge during the period covered by our review, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were completed in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Persons Transactions

The Board has adopted a written policy providing that the members of the Audit Committee will review, approve or take such other action as it may deem appropriate with respect to any transactions involving the Company and its subsidiaries, on the one hand, and in which any director, executive officer, greater than 5% stockholder of the Company or any other “related party” (as defined in Item 404 of Regulation S-K adopted by the SEC) has or will have a direct or indirect material interest. The approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or similar transactions) in which the amount involved exceeds the dollar threshold set forth in Item 404 of Regulation S-K adopted by the SEC (currently $120,000). Under this policy, the Audit Committee will consider and review the relevant information and approve only those related party transactions that the Audit Committee believes are, on their terms, taken as a whole, not less favorable to us than could be obtained in an arm’s length transaction with a third-party and that the Audit Committee determines are not inconsistent with the Company’s best interests. In particular, our policy with respect to related party transactions requires our Audit Committee to consider the benefits to us, the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third parties or to employees generally. No director on the Audit Committee will participate in the consideration of a related party transaction with that director or any related person of that director. A “related party” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

The following are descriptions of arrangements or transactions during the year ended December 31, 2023 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Stockholders’ Agreement

Various Onex entities and certain members of our management and our Board who had invested in our common stock entered into a stockholders’ agreement, dated July 19, 2013, with respect to such investment (the “Stockholders’ Agreement”). Prior to the IPO, the Stockholders’ Agreement contained, among other things, certain restrictions on the parties’ ability to freely transfer shares of our common stock. In addition, Onex had the right to designate two members of our Board, and to approve other members of our Board. The Stockholders’ Agreement also provided that Onex-appointed directors may have a greater number of votes than other members of our Board; however, the Stockholders’ Agreement provided that Onex had the right to waive any or all of such rights. The Stockholders’ Agreement also provided for certain tag-along rights, drag-along rights and preemptive rights. In connection with the IPO, Onex and the Company amended the Stockholders’ Agreement to eliminate Onex’s board designation, super-voting, tag-along, drag-along and preemptive rights.

Registration Rights Agreements

We, Onex and certain of our executive officers also entered into a registration rights agreement dated July 19, 2013, as amended, in connection with the Onex Acquisition. Pursuant to the registration rights agreement, Onex and certain other holders of our common stock have the right to require us to register their shares under the Securities Act under specified circumstances. We also entered into a registration rights agreement dated June 29, 2020 on similar terms with respect to any shares of common stock that Onex may acquire on conversion of our Series A Preferred Stock. As of April 1, 2024, the number of shares of common stock covered by the registration rights agreements, assuming conversion of the Series A Preferred Stock, would be approximately [183.7 million] shares. After registration pursuant to these rights, in most cases these shares will become freely tradable without restriction under the Securities Act.

Demand Registration Rights

Subject to certain restrictions, we have agreed that, upon request, we will register all or a portion of Onex’ common stock for sale under the Securities Act. We will affect the registration as requested in writing by Onex, unless in the good faith judgment of our Board, such registration would materially and adversely interfere with certain transactions involving the Company and should be delayed. Onex has the right to demand that we file a registration statement pursuant to these demand provisions on up to five occasions on Form S-1; however, Onex is entitled to make an unlimited number of demands for registration on Form S-3 if we are then eligible to use such form.

Piggyback Registration Rights

In addition, if at any time we register any shares of our common stock (other than pursuant to registrations on Form S-4 or Form S-8), Onex and certain other holders of shares of our common stock having registration rights are entitled to prior notice of the registration and to include all or a portion of their common stock in the registration.

Other Provisions

We will pay all registration and offering expenses, and certain fees and expenses of counsel for the selling stockholders, related to any demand or piggyback registration. The registration rights agreements contain customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Series A Convertible Participating Preferred Stock

On June 10, 2020, we entered into an investment agreement (the “Investment Agreement”) with Onex Partners V LP (“Onex Partners V”), pursuant to which we agreed to (i) issue to an affiliate of Onex Partners V, in a private placement transaction (the “Initial Private Placement”), 47,058,332 shares of Series A Preferred Stock for a purchase price of $5.60 per share and (ii) effect a rights offering to holders of our outstanding common stock of one non-transferable subscription right for each share of the our common stock held, with each right entitling the holder to purchase one share of Series A Preferred Stock at the Series A Price per share. Onex Partners V agreed to purchase (the “Onex Backstop”) any and all shares of Series A Preferred Stock not subscribed for in the Rights Offering by stockholders other than affiliates of Onex at the Series A Price per share. On June 29, 2020 (the “First Closing Date”), we received proceeds of $252.0 million, net of fees and expenses of $11.6 million, from the sale of Series A Preferred Stock to Onex Partners V in the Initial Private Placement. The Rights Offering subscription period ended on July 22, 2020. On July 24, 2020, we issued a further 1,727,427 shares of Series A Preferred Stock pursuant to the Rights Offering and received proceeds of approximately $9.7 million. Pursuant to the Onex Backstop, on August 13, 2020, an additional 22,660,587 shares of Series A Preferred Stock were sold to Onex Partners V in exchange for approximately $121.3 million, net of fees and estimated expenses of $5.6 million.

Shares of the Series A Preferred Stock may be converted at the option of the holder into a number of shares of common stock equal to the (a) the amount of the accreted liquidation preference, divided by (b) the applicable conversion price. Each share of Series A Preferred Stock has an initial liquidation preference of $5.60 and was initially convertible into approximately 1.59 shares of common stock, which is equivalent to the initial liquidation preference per share of $5.60 divided by the initial conversion price of $3.52 per share. The conversion price is subject to customary anti-dilution adjustments upon the occurrence of certain events, including downward adjustment in the event we issue securities, subject to exceptions, at a price that is lower than the fair market value of such securities. Each share of Series A Preferred Stock accumulates an accreting return at a rate per annum equal to 7% on the accreted liquidation preference, compounding quarterly, and paid in-kind by adding to the accreted liquidation preference until July 1, 2023 and thereafter, at our option, paid either in cash or in-kind by adding to the accreted liquidation preference.

Pursuant to the Certificate of Designations for the Series A Preferred Stock, the Company has the right to cause the conversion of all of the outstanding Series A Preferred Stock (the “Mandatory Conversion Right”), provided that the last reported sale price per share on the New York Stock Exchange exceeds $6.16 on twenty consecutive trading days ending on, and including, the trading day immediately before the date on which the Company gives notice of such Mandatory Conversion Right. Because Onex may be deemed to “control” the Company for purposes of the Securities Act, such Mandatory Conversion Right cannot be satisfied with regard to the shares of Common Stock underlying the shares of Series A Preferred Stock held by Onex Partners V absent an effective registration statement covering the resale of such shares. On February 13, 2024, the Company received from Onex Partners V a waiver letter (the “Waiver”), effective for six months from the date thereof, pursuant to which Onex Partners V waived the requirement that each share of Common Stock of the Company issuable upon conversion of the shares of the Company’s Series A Preferred Stock held by Onex Partners V be freely tradeable upon any issuance thereof related to a mandatory conversion in the Series A Preferred Stock. Pursuant to the Waiver, Onex Partners V has agreed that the Company may cause a Mandatory Conversion Right without such a registration statement. This Waiver is effective until August 13, 2024, unless extended by Onex Partners V in its sole discretion. On February 12, 2024, members of the Company’s Board representing a majority of the directors who are not employed by the Company and who are unaffiliated with, and otherwise independent of, Onex Partners V and its affiliates, voted to authorize the Mandatory Conversion of all outstanding shares of Series A Preferred Stock. There can be no assurance as to when this condition will be met, if at all. The foregoing description of the Waiver is qualified in its entirety by reference to the complete text of the Waiver, a copy of which is filed with the SEC.

Upon liquidation or dissolution of the Company, the holders of Series A Preferred Stock are entitled to receive the greater of (a) the accreted liquidation preference, and (b) the amount the holders of Series A Preferred Stock would have received if they had converted their Series A Preferred Stock into common stock immediately prior to such liquidation or dissolution. Holders of Series A Preferred Stock are also entitled to participate in and receive any dividends declared or paid on the Company’s common stock on an as-converted basis, and no dividends may be paid to holders of common stock unless the aggregate accreted liquidation preference on the Series A Preferred Stock has been paid or holders of a majority of the outstanding Series A Preferred Stock have consented to such dividends. If, at any time following the third anniversary of the First Closing Date the closing price per share of our common stock exceeds 175% of the then-applicable conversion price for at least 20 consecutive trading days, we may, at our option, and subject to certain liquidity conditions, cause any or all of the then outstanding shares of Series A Preferred Stock to be converted automatically into common stock at the then applicable conversion price.

We have the right to redeem all, but not less than all, of the Series A Preferred Stock on or after the six-year anniversary of the closing of the First Closing Date for a cash purchase price equal to (a) on or after the six-year anniversary thereof, 105% of the accreted liquidation preference, (b) on or after the seven-year anniversary thereof, 103% of the accreted liquidation preference or (c) on or after the eight-year anniversary thereof, the accreted liquidation preference. In addition, if there is a change of control transaction involving us prior to the six-year anniversary of the First Closing Date, we have the right to redeem all, but not less than all, of the Series A Preferred Stock for a cash purchase price equal to the accreted liquidation preference plus the net present value of the additional amount by which the accreted liquidation preference would have otherwise increased from the date of such redemption through the sixth anniversary of the closing. If, after we cease to have a controlling stockholder group, there is a change of control transaction involving us, holders of Series A Preferred Stock may elect to (x) convert their Series A Preferred Stock into shares of common stock at the then current conversion price or (y) require us to redeem the Series A Preferred Stock for cash, at a price per share equal to the then-unpaid accreted liquidation preference.

Certain matters require the approval of holders of a majority of the Series A Preferred Stock, including (i) amendments to our organizational documents in a manner adverse to the Series A Preferred Stock, (ii) the creation or issuance of senior or parity equity securities or (iii) the issuance of any convertible indebtedness, other class of Series A Preferred Stock or other equity securities in each case with rights to payments or distributions in which the Series A Preferred Stock would not participate on a pro-rata, as-converted basis.

In addition, for so long as the Series A Preferred Stock represents more than 30% of the outstanding common stock on an as-converted basis, without the approval of a majority of the directors elected by the holders of the Series A Preferred Stock, we may not (i) incur new indebtedness to the extent certain financial metrics are not satisfied, (ii) redeem or repurchase any equity securities junior to the Series A Preferred Stock, (iii) enter into any agreement for the acquisition or disposition of assets or businesses involving a purchase price in excess of $100 million, (iv) hire or terminate our Chief Executive Officer or (v) make a voluntary filing for bankruptcy or commence a dissolution of the Company.

For so long as the Series A Preferred Stock represents a minimum percentage of the outstanding shares of common stock on an as-converted basis as set forth in the Certificate of Designations relating to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall have the right to appoint up to five members of our Board.

All decisions of our Board with respect to the exercise or waiver of our rights relating to the Series A Preferred Stock shall be determined by a majority of our directors who are not employees of the Company or affiliated with Onex (“Unaffiliated Directors”), or a committee of Unaffiliated Directors.

Shareholder Letter Agreements. As part of the transactions contemplated by the Investment Agreement, certain Onex affiliates entered into letter agreements with the Company (the “Stockholder Letter Agreements”) pursuant to which Onex agreed that, until the date on which (x) Onex beneficially owns less than 20% of the Company’s total outstanding common stock on an as-converted basis and (y) there are no representatives of Onex serving as directors on the Company’s Board, Onex will not, without the consent of a majority of Unaffiliated Directors or a committee of Unaffiliated Directors, (i) acquire any common stock or other equity securities of the Company (subject to certain customary exceptions), (ii) propose, commence or participate in any merger, acquisition, tender offer, exchange offer, asset sale transaction or other business combination involving the Company or (iii) propose or support a deregistration under the Securities Exchange Act of 1934 or the delisting of the Company’s common stock from the New York Stock Exchange.

Other Relationships and Transactions

Indemnification Agreements

We have entered into indemnification agreements with certain directors and officers named under the “Management” section of this Proxy Statement. These indemnification agreements provide those directors and officers with contractual rights to indemnification and expense advancement which are, in some cases, broader than the specific indemnification provisions contained under Delaware law. Our obligations pursuant to such agreements are not subject to any cap. We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.

ASM Global

In January 2018, Onex acquired a majority interest in SMG Holdings, Inc. (“SMG”), a global manager of convention centers, stadiums, arenas, theaters, performing arts centers and other venues. SMG subsequently merged with AEG Facilities, LLC to form ASM Global (“ASM”). Our Chairman of the Board, Mr. Gilis, serves on the board of directors of ASM. Certain of our trade shows, including Outdoor Retailer, are staged at venues managed by ASM. During the year ended December 31, 2023, nine shows were staged at ASM-managed venues, for which we paid aggregate fees, determined on an arm’s length basis, equal to $1.3 million.

Convex

In 2019, Onex affiliates invested approximately $750 million in Convex Group Limited (“Convex”), a specialty property and casualty insurance company. Robert LeBlanc, President of Onex, and Adam Cobourn, Managing Director of Onex, each serve on the Board of Directors of Convex. Convex was the lead underwriter of Emerald’s 2023 event cancellation insurance policy. During the year ended December 31, 2023, we paid Convex aggregate insurance premiums, determined on an arm’s length basis, equal to approximately $800,000.

OTHER MATTERS

Incorporation by Reference

The Reports of the Audit Committee and Compensation Committee of the Board shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any future filing under the Securities Act, as amended, or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing. In addition, the information contained on, or that can be accessed through, our website is not part of this Proxy Statement and references to our website addresses in this Proxy Statement are intended to be inactive textual references only.

Access to Reports and Other Information

We file or furnish our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.emeraldx.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Board committee charters are also available on our website at http://www.emeraldx.com under “Investors—Corporate Governance.” We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Assistant Corporate Secretary at 100 Broadway, 14th Floor, New York, NY 10005.

List of Company Stockholders

A list of our stockholders as of April 1, 2024, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during ordinary business hours throughout the 10-day period prior to the Annual Meeting.

Other Matters That May Come Before the Annual Meeting

We do not know of any other matters that will be considered during the live webcast of the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

* * * * *

By Order of the Board of Directors,

Tabisa Lane
Assistant Corporate Secretary

New York, New York
April [11], 2024

EMERALD VOTE C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000001 Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 21, 2024 at 1:30 P.M., EDT. Online Go to www.envisionreports.com/EEX or scan the OR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EEX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3: 1. (A) Election of Class I Directors: 01 - Anthony Munk For Withhold 02 - Hervé Sedky For Withhold (B) Contingent Election of Additional Class I and Class III Directors:* 03 - Lynda Clarizio For Withhold 04 - David Levin For Withhold 2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024. For Against Abstain 3. Approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law. For Against Abstain Note: Such other business as may properly come before the meeting or any adjournment thereof. * The contingent vote by the holders of common stock to elect additional Class I and Class III directors will be effective only in the event that no shares of the Company's Series A Preferred Stock remain outstanding as of the Annual Meeting date. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, quardian, or custodian, please give full title, Date (mm/dd/yyyy) — Please print date below. Signature 1— Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT 1UPX 607533 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 440 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MRA SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MRA SAMPLE AND MR A SAMPLE AND O3ZASB + +

The 2024 Annual Meeting of Emerald Holding, Inc. Stockholders will be held on Tuesday, May 21, 2024, 1:00pm EDT, virtually via the Internet at meetnow.global/MRVW45L To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at:www.envisionreports.com/EEX Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EEX • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THEBOTTOM PORTION IN THEENCLOSED ENVELOPE. • EMERALD HOLDING, INC. + Notice of 2024 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2024, 1:00 P.M., EDT The undersigned hereby appoints David Doft and Tabisa Lane (together the “Proxies”), or any one of them, with full power of substitution in each, proxies to vote, as provided on the other side, all the Common Stock of Emerald Holding, Inc. which the undersigned may be entitled to vote at the Annual Meeting of StockholderstobeheldvirtuallyonMay21,2024,at1:00P.M.,EDT,oranyadjournmentthereof,asfollows,withallpowerswhichtheundersignedwouldpossess if present at the meeting. Shares represented bythis proxy,when properlyexecuted,willbe voted in the mannerdirectedherein bytheundersigned stockholder. Ifnosuch directions are indicated, the Proxies will have authority to vote FOR the election of all nominees tothe Board of Directors and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below. +

EMERALD VOTE C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000001 Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 21, 2024 at 1:30 P.M., EDT. Online Go to www.envisionreports.com/EEX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EEX Using a black ink pen, mark your votes with an X as shown in this example, Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3: 1. Election of Directors: 01 - Anthony Munk For Withhold 02 - Hervé Sedky For Withhold Preferred Stock Nominees 03 - Lynda Clarizio For Withhold 04 - David Levin For Withhold 2, Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024. For Against Abstain 3. Approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law. For Against Abstain Note: Such other business as may properly come before the meeting or any adjournment thereof. In the event that the Conversion Date with respect to the Series A Preferred Stock occurs prior to the date of the Annual Meeting, the Series A Preferred Stock will cease to be outstanding and no vote will be taken in respect of matters that would otherwise be voted on by holders of the Series A Preferred Stock as of the Record Date. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT 1UPX 607533 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 440 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MRA SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MRA SAMPLE AND MR A SAMPLE AND O3ZAVB + +

The 2024 Annual Meeting of Emerald Holding, Inc. Stockholders will be held on May 21, 2024, 1:00pm EDT, virtually via the Internet at meetnow.global/MRVW45L To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at:www.envisionreports.com/EEX Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EEX • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THEBOTTOM PORTION IN THEENCLOSED ENVELOPE. • EMERALD HOLDING, INC. + Notice of 2024 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2024, 1:00 P.M., EDT The undersigned hereby appoints David Doft and Tabisa Lane (together the “Proxies”), or any one of them, with full power of substitution in each, proxies to vote, as provided on the other side, all the Series A Preferred Stock of Emerald Holding, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held virtually on May21, 2024, at 1:00 P.M.,EDT, or any adjournment thereof, as follows,with all powers which the undersigned would possess ifpresent at the meeting. Shares represented bythis proxy,when properlyexecuted,willbe voted in the mannerdirectedherein bytheundersigned stockholder. Ifnosuch directions are indicated, the Proxies will have authority to vote FOR the election of all nominees tothe Board of Directors and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below. +

Appendix A

APPENDIX A: ADJUSTED EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and the Company’s Board of Directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net (loss) income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, and (vii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note the table below provides reconciliations for 2023 and 2022 Adjusted EBITDA to net (loss) income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2024 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

	Year Ended December 31,
	2023	2022
	(unaudited)
	(dollars in millions)
Net (loss) income	$(8.2)	$130.8
Add (Deduct):
Interest expense, net	35.1	21.8
Loss on extinguishment of debt	2.3	—
Provision for (benefit from) income taxes	5.3	27.2
Goodwill impairments(a)	—	6.3
Intangible asset impairments(b)	—	1.6
Depreciation and amortization expense	45.0	59.5
Stock-based compensation expense(c)	7.8	5.8
Deferred revenue adjustment(d)	—	0.6
Other items(e)	10.5	(14.0)
Adjusted EBITDA	$97.8	$239.6
Deduct:
Event cancellation insurance proceeds	2.8	182.8
Adjusted EBITDA excluding event cancellation insurance proceeds	$95.0	$56.8
(a)
For the year ended December 31, 2022, represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.
(b)
Intangible asset impairment charges for the year ended December 31, 2022, represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(c)
Represents costs related to stock-based compensation associated with certain employees’ participation in the 2013 Stock Option Plan (“2013 Plan”), the 2017 Omnibus Equity Plan (the “2017 Plan”) and the 2019 Employee Stock Purchase Plan (the “ESPP”).
(d)
Represents deferred revenue acquired in the PlumRiver acquisition that was marked down to the acquisition date fair value due to purchase accounting rules. If the business had been continuously owned by us throughout the related contract period, the fair value adjustment of $0.6 million for PlumRiver for the year ended December 31, 2022, would not have been required and the revenues for the year ended December 31, 2022, would have been higher by $0.6 million.

A-1

(e)
Other items for the year ended December 31, 2023 included: (i) $2.3 million in gains related to the remeasurement of contingent consideration; (ii) $6.1 million in acquisition-related integration and restructuring-related transition costs, including a one-time severance expense of $1.5 million; (iii) $2.6 million in acquisition-related transaction costs and (iv) $4.1 million in non-recurring legal, audit and consulting fees. Other items for the year ended December 31, 2022 included: (i) $33.3 million in gains related to the remeasurement of contingent consideration; (ii) $6.1 million in restructuring-related transition costs, including $3.0 million in non-cash lease abandonment charges; (iii) $3.6 million in transaction costs in connection with certain acquisition transactions; (iv) $1.7 million in non-recurring legal, audit and consulting fees and (iv) $7.9 million in insurance settlement related expenses.

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APPENDIX B

APPENDIX B: ARTICLE VIII

The Company’s Charter shall be revised with the inclusion of the following.

ARTICLE VIII.

A. The Corporation shall, through its bylaws or otherwise, indemnify and advance expenses to the fullest extent permitted under the DGCL, as it now exists or as amended from time to time, to any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

B. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

C. To the fullest extent permitted by the DGCL, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraphs (B) or (C) shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification

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